Exhibit 10.1
EXECUTION COPY

SECOND RESTATED CREDIT AGREEMENT

PLAINS MARKETING, L.P., as Borrower,
BANK OF AMERICA, N.A., as Administrative Agent and initial LC Issuer,
BNP PARIBAS, as Syndication Agent,
FORTIS CAPITAL CORP., as Documentation Agent,
BANC OF AMERICA SECURITIES LLC, BNP PARIBAS and FORTIS CAPITAL CORP.,
as Joint Lead Arrangers and Joint Bookrunners,
and CERTAIN FINANCIAL INSTITUTIONS, as Lenders

$525,000,000 Senior Secured
364-Day Hedged Inventory Facility
November 6, 2008

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Schedules and Exhibits:
Schedule I – Commitment Fees and Applicable Margin
Schedule II – Commitments and Percentage Shares
Schedule III — Disclosure Schedule
Schedule IV — Security Schedule
Schedule V — Currently Approved Persons and Facilities
Schedule 10.3 — Addresses for Notices
Exhibit A — Note
Exhibit B — Borrowing Notice
Exhibit C — Continuation/Conversion Notice
Exhibit D-1 — Opinion of In-House Counsel for Borrower and PAA
Exhibit D-2 — Opinion of Fulbright & Jaworski L.L.P., Counsel for Borrower and PAA
Exhibit E — Form of Letter of Credit
Exhibit F-1 — Assignment and Assumption
Exhibit F-2 — Administrative Questionnaire
Exhibit G – Summary Collateral Report

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SECOND RESTATED CREDIT AGREEMENT
     THIS SECOND RESTATED CREDIT AGREEMENT is made as of November 6, 2008, by and among PLAINS MARKETING, L.P., a Texas limited partnership (“Borrower”), BANK OF AMERICA, N.A., as administrative agent (in such capacity, “Administrative Agent”), BNP PARIBAS, as Syndication Agent (in such capacity, “Syndication Agent”), FORTIS CAPITAL CORP., as Documentation Agent (in such capacity, “Documentation Agent”), BANC OF AMERICA SECURITIES LLC, BNP PARIBAS and FORTIS CAPITAL CORP., as joint lead arrangers and joint bookrunners (in such capacity, “Lead Arrangers and Bookrunners”) and the Lenders referred to below. In consideration of the mutual covenants and agreements contained herein the parties hereto agree as follows:
W I T N E S S E T H
     Borrower, Administrative Agent and certain Lenders entered into that certain Restated Credit Agreement dated November 19, 2004 (as amended prior to the effective date of this Agreement, the “Existing Agreement”) and, together with the other Lenders a party hereto, desire to amend and restate the Existing Agreement as set forth herein.
     In consideration of the mutual covenants and agreements contained herein and in consideration of the loans which may hereafter be made by Lenders and the Letters of Credit which may be made available by LC Issuer to Borrower and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I — Definitions and References
     Section 1.1. Defined Terms. As used in this Agreement, each of the following terms has the meaning given to such term in this Section 1.1 or in the sections and subsections referred to below:
     “Account” shall have the meaning given that term in the UCC.
     “Account Debtor” means any Person who is or who may become obligated under, with respect to, or on account of, an Account.
     “Administrative Agent” means Bank of America, N.A., as Administrative Agent hereunder, and its successors in such capacity.
     “Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.3, or such other address or account as Administrative Agent may from time to time notify to Borrower and Lenders.
     “Administrative Questionnaire” means an Administrative Questionnaire in substantially the form of Exhibit F-2 or any other form approved by the Administrative Agent.
     “Affiliate” means, as to any Person, each other Person that directly or indirectly (through one or more intermediaries or otherwise) controls, is controlled by, or is under common control with, such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
     “Agreement” means this Second Restated Credit Agreement.
     “Applicable Lending Office” means, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan on such Lender’s Administrative Questionnaire or such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to Administrative Agent and Borrower by written notice in accordance with the terms hereof as the office by which its Loans of such Type are to be made and maintained.
     “Applicable Margin” means, as to any Type of Loan, the percent per annum set forth on the Pricing Grid as the “Applicable Margin” for such Type of Loan, based on the Applicable Rating Level in effect on such date. Changes in the Applicable Margin will occur automatically without prior notice as changes in the Applicable Rating Level occur. Administrative Agent will give notice promptly to Borrower and Lenders of changes in the Applicable Margin.
     “Applicable Rating Level” means for any day, the level set forth below that corresponds to the PAA Debt Rating by the Ratings Agencies applicable on such day; provided, in the event the PAA Debt Rating by the Ratings Agencies differs by one level, the higher PAA Debt Rating shall apply; provided further, in the event the PAA Debt Rating by the Ratings Agencies differs by more than one level, the PAA Debt Rating one level above the lower PAA Debt Rating shall apply. As used in this definition, “>” means a rating equal to or more favorable than and “<“ means a rating less favorable than.

Rating Level	S&P	Moody’s
Level I	> BBB+	> Baa1
Level II	BBB	Baa2
Level III	BBB-	Baa3
Level IV	BB+	Ba1
Level V	< BB+	< Ba1
     If either of the Rating Agencies shall not have in effect a PAA Debt Rating or if the rating system of either of the Rating Agencies shall change, or if either of the Rating Agencies shall cease to be in the business of rating corporate debt obligations, Borrower and Majority Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such Rating Agency, but until such an agreement shall be reached, the Applicable Rating Level shall be based only upon the PAA Debt Rating by the remaining Rating Agency.
     “Approved Eligible Receivables” means an Eligible Receivable (a) from a Person whose Debt Rating is either at least Baa3 by Moody’s or at least BBB- by S&P; (b) fully and unconditionally guaranteed as to payment by a Person whose Debt Rating is either at least Baa3 by Moody’s or at least BBB- by S&P; (c) from any other Person Currently Approved by Majority Lenders; or (d) fully covered by a letter of credit from any national or state bank or trust company which is organized under the laws of the United States of America or any state thereof or any branch licensed to operate under the laws of the United States of America or any state thereof, which is a branch of a bank organized under any country which is a member of the Organization for Economic Cooperation and Development, in each case which has capital, surplus and undivided profits of at least $500,000,000 and whose commercial paper is rated at least P-1 by Moody’s or A-1 by S&P.
     “Approved Fund” means any Fund that is solely administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
     “Approved Location” means (i) a Plains Terminal, (ii) storage locations or pipelines Currently Approved by Majority Lenders for which Administrative Agent has received a bailee letter in form and substance reasonably acceptable to Administrative Agent with respect to any Collateral stored at such locations or pipelines, or (iii) storage locations or pipelines Currently Approved by Majority Lenders storing Financed Hedged Eligible Inventory not in excess of five percent (5%) of all Financed Hedged Eligible Inventory.
     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by Administrative Agent, in substantially the form of Exhibit F-1.
     “Base Rate” means, for any day, a rate per annum equal to the sum of (a) the highest of (i) the Prime Rate for such day, (ii) the sum of 0.50% plus the Federal Funds Rate for such day and (iii) except during a Eurodollar Unavailability Period, the sum of 1.00% plus the Eurodollar Rate for such day, plus (b) the Market Disruption Spread, if any. “Prime Rate” means the rate of interest in effect for such day as publicly announced from time to time by Reference Bank as its “prime rate.” The “prime rate” is a rate set by Reference Bank based upon various factors including Reference Bank’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Reference Bank shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Base Rate Loan” means a Loan to Borrower which does not bear interest at a rate based upon the Eurodollar Rate.
     “Borrower” means Plains Marketing, L.P., a Texas limited partnership.
     “Borrowing” means a borrowing of new Loans of a single Type pursuant to Section 2.3 or a Continuation or Conversion of existing Loans into a single Type (and, in the case of Eurodollar Loans, with the same Interest Period) pursuant to Section 2.4.
     “Borrowing Notice” means a written or telephonic request, or a written confirmation, made by Borrower which meets the requirements of Section 2.3.

     “Broker Liens” means any Liens under or with respect to accounts with brokers or counterparties with respect to Hedging Contracts in favor of such brokers or counterparties, securing only obligations under such Hedging Contracts.
     “Business Day” means any day, other than a Saturday, Sunday or day which shall be in New York, New York a legal holiday or day on which banking institutions are required or authorized to close. Any Business Day in any way relating to Eurodollar Loans (such as the day on which an Interest Period begins or ends) must also be a day on which commercial banks settle payments in London.
     “Cash and Carry Purchases” means purchases of Petroleum Products for physical storage at an Approved Location which qualify as Hedged Eligible Inventory.
     “Cash Equivalents” means Investments in:
     (a) marketable obligations, maturing within 12 months after acquisition thereof, issued or unconditionally guaranteed by the United States of America or the federal government of Canada or an instrumentality or agency thereof and entitled to the full faith and credit of the United States of America or the federal government of Canada, as the case may be;
     (b) demand deposits and time deposits (including certificates of deposit) maturing within 12 months from the date of deposit thereof, (i) with any office of any Lender or (ii) with a domestic office of any national, state or provincial bank or trust company which is organized under the Laws of the United States of America or any state therein, or the federal government of Canada or any province therein, which has capital, surplus and undivided profits of at least $500,000,000, and whose long term certificates of deposit are rated at least Aa3 by Moody’s or AA- by S&P;
     (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in subsection (a) above entered into with (i) any Lender or (ii) any other commercial bank meeting the specifications of subsection (b) above;
     (d) open market commercial paper, maturing within 270 days after acquisition thereof, which are rated at least P-1 by Moody’s or A-1 by S&P; and
     (e) money market or other mutual funds substantially all of whose assets comprise securities of the types described in subsections (a) through (d) above.
     “Cash Collateralize” has the meaning specified in Section 2.10(g).
     “Change of Control” means PAA shall cease to be, directly or indirectly, the sole legal and beneficial owner (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of all of the partnership interests (including all securities which are convertible into partnership interests) of Borrower.
     “Closing Date” means the first date all the conditions precedent in Sections 4.1 and 4.2 are satisfied or waived in accordance with Section 10.1.

     “Code” means the Internal Revenue Code of 1986, as amended from time to time, together with all rules and regulations promulgated with respect thereto.
     “Collateral” means all property of any kind which is subject to a Lien in favor of Lenders (or in favor of Administrative Agent for the benefit of Lenders) or which, under the terms of any Security Document, is purported to be subject to such a Lien, in each case granted or created to secure all or part of the Obligations.
     “Commitment” means, as to each Lender, its obligations to (a) make Loans to Borrower pursuant to Section 2.2, and (b) purchase participations in LC Obligations pursuant to Section 2.10(c), in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule II, or in the Assignment and Assumption pursuant to which such Lender is or becomes a party hereto, as applicable, as such amount may be increased from time to time pursuant to Section 2.2(b) or reduced from time to time pursuant to Section 2.6(c).
     “Commitment Fee Rate” means the percent per annum set forth on the Pricing Grid as the “Commitment Fee”, based on the Applicable Rating Level in effect on such date. Changes in the Commitment Fee Rate will occur automatically without prior notice as changes in the Applicable Rating Level occur. Administrative Agent will give notice promptly to Borrower and Lenders of changes in the Commitment Fee Rate.
     “Commitment Period” means the period from and including the date hereof until the Maturity Date (or, if earlier, the day on which the obligation of Lenders to make Loans to Borrower hereunder pursuant to Section 2.1 and the obligation of LC Issuer to issue Letters of Credit at the request of Borrower pursuant to Section 2.10 have been terminated or the day on which any of the Notes first becomes due and payable in full).
     “Consolidated” refers to the consolidation of any Person, in accordance with GAAP, with its properly consolidated subsidiaries. References herein to a Person’s Consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of such Person and its properly consolidated subsidiaries.
     “Continue”, “Continuation” and “Continued” shall refer to the continuation pursuant to Section 2.4 of a Eurodollar Loan as a Eurodollar Loan from one Interest Period to the next Interest Period.
     “Continuation/Conversion Notice” means a written or telephonic request, or a written confirmation, made by Borrower which meets the requirements of Section 2.4.
     “Convert”, “Conversion” and “Converted” refers to a conversion pursuant to Section 2.4 of one Type of Loan into another Type of Loan.
     “Currently Approved by Majority Lenders” means such Person (including a limit on the maximum Hedged Eligible Inventory sold to any such Person), storage location, pipeline, form of Letter of Credit or other matter as the case may be, as reflected in Schedule V attached hereto and as amended from time to time by the most recent written notice given by Administrative

Agent to Borrower as being approved by Majority Lenders. Each such amended Schedule V will supersede and revoke each prior Schedule V.
     “Default” means any Event of Default and any default, event or condition which would, with the giving of any requisite notices and the passage of any requisite periods of time, constitute an Event of Default.
     “Default Rate” means, at the time in question, two percent (2%) per annum plus:
     (a) the Eurodollar Rate plus the Applicable Margin then in effect for each Eurodollar Loan (up to the end of the applicable Interest Period),
     (b) the Base Rate plus the Applicable Margin then in effect for each Base Rate Loan or LC Borrowing, provided, however, the Default Rate shall never exceed the Highest Lawful Rate.
     “Default Rate Period” means (i) any period during which an Event of Default, other than pursuant to Section 8.1 (a) or (b), is continuing, provided that such period shall not begin until notice of the commencement of the Default Rate has been given to Borrower by Administrative Agent upon the instruction by Majority Lenders and (ii) any period during which any Event of Default pursuant to Section 8.1 (a) or (b) is continuing unless Borrower has been notified otherwise by Administrative Agent upon the instruction by Majority Lenders.
     “Defaulting Lender” means any Lender Party that (a) has failed to fund any portion of the Loans or participations in LC Obligations required to be funded by it hereunder or failed to issue any Letter of Credit required to be issued by it hereunder, in either case within one Business Day of the date required for such funding or issuance by it hereunder, unless cured, (b) has otherwise failed to pay over to Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless cured or the subject of a good faith dispute, (c) has otherwise materially breached any of its obligations hereunder or under any other Loan Document, unless cured, (d) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding, or (e) is an Impacted Lender that has failed to enter into an arrangement with LC Issuer with respect to LC Issuer’s related risk with respect to such Impacted Lender as contemplated in Section 2.10(a)(iii)(E), and as a result of such failure, as of the date of a request by Borrower for a Letter of Credit, Borrower has entered into such an arrangement with LC Issuer.
     “Disclosure Schedule” means Schedule III hereto.
     “Documentation Agent” means Fortis Capital Corp., and its successors in such capacity.
     “Dollars” and “$” means the lawful currency of the United States of America, except where otherwise specified.
     “Eligible Assignee” means (a) a Lender, and (b) any other Person (other than a natural person), including Affiliates of Lenders and Approved Funds, approved by (i) Administrative Agent and LC Issuers, and (ii) unless an Event of Default is continuing, Borrower (each such approval not to be unreasonably withheld or delayed); provided, that notwithstanding the foregoing, “Eligible Assignee” shall not include Borrower or any of Borrower’s Affiliates or Subsidiaries or, unless an Event of Default is continuing, any Person who, at the relevant time of determination, is a Defaulting Lender or an Affiliate of a Defaulting Lender; provided further, an Eligible Assignee of any Lender shall include only those Persons which, through their respective Lending Offices, are capable of lending to Borrower without the imposition of any withholding taxes on interest or principal owed to such Persons, and Loans by such Eligible Assignee shall be made through such Lending Office.
     “Eligible Inventory” means inventories of Petroleum Products in which Borrower has lawful and absolute title (specifically excluding, however, tank bottoms and pipeline linefill of Borrower classified as a long-term asset), which are not subject to any Lien in favor of any Person (other than Permitted Inventory Liens), which are subject to a fully perfected first priority security interest (subject only to Permitted Inventory Liens) in favor of Administrative Agent pursuant to the Loan Documents prior to the rights of, and enforceable as such against, any other Person, which are otherwise satisfactory to Majority Lenders in their reasonable business judgment and located at Approved Locations, minus without duplication the amount of any Permitted Inventory Lien on any such inventory.
     “Eligible Receivables” means, at the time of any determination thereof (and without duplication), each Account and, with respect to each determination made on or after the 20th day of each calendar month and prior to the first day of the next calendar month, each amount which will be, in the good faith estimate reasonably determined by Borrower, an Account of the Borrower with respect to sales and deliveries of Hedged Eligible Inventory during such calendar month or deliveries of Hedged Eligible Inventory during the next calendar month under firm written purchase and sale agreements, in either event as to which the following requirements have been fulfilled (or as to future Accounts, will be fulfilled as of the date of such sales and deliveries of Hedged Eligible Inventory), to the reasonable satisfaction of Administrative Agent:
     (i) Borrower has lawful and absolute title to such Account;
     (ii) such Account is a valid, legally enforceable obligation of an Account Debtor payable in Dollars, arising from the sale and delivery of Hedged Eligible Inventory to such Person in the United States of America in the ordinary course of business of Borrower, to the extent of the volumes of Hedged Eligible Inventory delivered to such Person prior to the date of determination;
     (iii) there has been excluded from such Account (A) any portion that is subject to any dispute, rejection, loss, non-conformance, counterclaim or other claim or defense on the part of any Account Debtor or to any claim on the part of any Account Debtor denying liability under such Account, and (B) the amount of any account payable or other liability owed by Borrower to the Account Debtor on such Account, whether or not a specific netting agreement may exist, excluding, however, any portion of any such account payable or other liability which is at the time in question covered by a Letter of Credit;
     (iv) Borrower has the full and unqualified right to assign and grant a security interest in such Account to Administrative Agent as security for the Obligation;

     (v) such Account (A) is evidenced by an invoice rendered to the Account Debtor, or (B) represents the uninvoiced amount in respect of volumes of Hedged Eligible Inventory scheduled to be delivered by Borrower in the current or next-following calendar month, is governed by a purchase and sale agreement, exchange agreement or other written agreement, and in either event such Account is not evidenced by any promissory note or other instrument;
     (vi) such Account is not subject to any Lien in favor of any Person and is subject to a fully perfected first priority security interest in favor of Administrative Agent pursuant to the Loan Documents, prior to the rights of, and enforceable as such against, any other Person except for a Lien in respect of First Purchase Crude Payables;
     (vii) such Account is due not more than 30 days following the last day of the calendar month in which the Hedged Eligible Inventory delivery occurred and is not more than 30 days past due;
     (viii) such Account is not payable by an Account Debtor with more than twenty percent (20%) of its Accounts to Borrower that are outstanding more than 60 days from the invoice date;
     (ix) the Account Debtor in respect of such Account (A) is located, is conducting significant business or has significant assets in the United States of America or is a Person Currently Approved by Majority Lenders, (B) is not an Affiliate of Borrower, and (C) is not the subject of any event of the type described in Section 8.1(i); and
     (x) the Account Debtor in respect of such Account is not a governmental authority, domestic or foreign.
     “Environmental Laws” means any and all Laws relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment including ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all rules and regulations promulgated with respect thereto.
     “ERISA Affiliate” means Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with Borrower, are treated as a single employer under Section 414 of the Code.
     “ERISA Plan” means any employee pension benefit plan subject to Title IV of ERISA maintained by any ERISA Affiliate with respect to which Borrower has a fixed or contingent liability.
     “Eurodollar Loan” means a Loan that bears interest at a rate based upon the Eurodollar Rate.

     “Eurodollar Rate” means:
     (a) For any Interest Period with respect to a Eurodollar Loan, the sum of (i) the rate per annum equal to (A) the British Bankers Association LIBOR Rate as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) (“BBA LIBOR”), at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (B) if such published rate is not available at such time for any reason, the rate determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Loan being made, continued or converted by Reference Bank and with a term equivalent to such Interest Period would be offered by Reference Bank’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period and (ii) the Market Disruption Spread, if any, as of the time of determination.
     (b) For any interest rate calculation with respect to a Base Rate Loan, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time on the date of determination (provided that if such day is not a London Business Day, the next preceding London Business Day) for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made by Reference Bank and with a term equal to one month would be offered by Reference Bank’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.
     “Eurodollar Unavailability Period” means any period of time during which a notice delivered to Borrower in accordance with Section 3.6(a) shall remain in force and effect.
     “Event of Default” has the meaning given to such term in Section 8.1.
     “Existing Agreement” has the meaning given to such term in the recitals hereof.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Reference Bank on such day on such transactions as determined by Administrative Agent.
     “Financed Hedged Eligible Inventory” means all Hedged Eligible Inventory (i) the Cash and Carry Purchase of which is to be or has been secured by Letters of Credit issued hereunder,

and/or (ii) the purchase of which pursuant to Cash and Carry Purchases, or the storage thereof at Approved Locations, has been financed pursuant to Loans hereunder.
     “First Purchase Crude Payables” means the unpaid amount of any payable obligation related to the purchase of Petroleum Products by Borrower secured by a valid statutory Lien, including but not limited to valid statutory Liens, if any, created under the laws of Texas, New Mexico, Wyoming, Kansas, Oklahoma or any other state to the extent such payable obligation is not at the time in question covered by a Letter of Credit.
     “Fiscal Quarter” means a three-month period ending on March 31, June 30, September 30 or December 31 of any year.
     “Fiscal Year” means a twelve-month period ending on December 31 of any year.
     “Fund” means any Person (other than a natural person) that is engaged in making, purchasing or holding commercial loans and similar extensions of credit in the ordinary course of its business.
     “GAAP” means those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor) and which, in the case of Borrower and its Consolidated Subsidiaries, are applied for all periods after the date hereof in a manner consistent with the manner in which such principles and practices were applied to the Initial Financial Statements. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board (or any such successor) in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder with respect to Borrower or with respect to Borrower and its Consolidated Subsidiaries may be prepared in accordance with such change, but all calculations and determinations to be made hereunder may be made in accordance with such change only after notice of such change is given to each Lender and Majority Lenders agree to such change insofar as it affects the accounting of Borrower or of Borrower and its Consolidated Subsidiaries.
     “GP Inc.” means Plains Marketing GP Inc., a Delaware corporation, the sole general partner of Borrower.
     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity thereof authorized by applicable Law to exercise executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to such government (including any supra-national bodies such as the European Union or the European Central Bank).
     “Hazardous Materials” means any substances regulated under any Environmental Law, whether as pollutants, contaminants, or chemicals, or as industrial, toxic or hazardous substances or wastes, or otherwise.
     “Hedged Eligible Inventory” means Petroleum Products purchased or stored, or scheduled to be purchased or stored, by Borrower, specified by Borrower as Hedged Eligible Inventory in the corresponding Borrowing Notice, which have been hedged by either (i) a

NYMEX contract or an Intercontinental Exchange contract, which hedging contract is pursuant to a segregated account subject to a security agreement and assignment of hedging account and agency agreement with and satisfactory to Administrative Agent and not subject to any setoff, counterclaim or netting, or (ii) an over-the-counter contract or contract for physical delivery to an investment-grade counterparty or other counterparty Currently Approved by Majority Lenders, and which Petroleum Products, in either such case, upon such purchase or storage by Borrower, shall qualify as Eligible Inventory, in each case which constitutes a Hedging Contract.
     “Hedged Value” means, as to Hedged Eligible Inventory and such corresponding Hedging Contracts with respect thereto, an amount equal to the volume of such Hedged Eligible Inventory times the prices fixed in such corresponding Hedging Contract, minus (i) all related storage, transportation and other applicable costs of such Hedged Eligible Inventory, as set forth therein and (ii) the amount secured by any Broker Liens, other than Broker Liens on margin deposits with respect to such corresponding Hedging Contracts.
     “Hedging Contract” means (a) any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving interest rates, commodities or commodity prices, equities, currencies, bonds, or indexes based on any of the foregoing, (b) any option, futures or forward contract traded on an exchange, and (c) any other derivative agreement or other similar agreement or arrangement.
     “Highest Lawful Rate” means, with respect to each Lender Party to whom Obligations are owed, the maximum nonusurious rate of interest that such Lender Party is permitted under applicable Law to contract for, take, charge, or receive with respect to such Obligations. All determinations herein of the Highest Lawful Rate, or of any interest rate determined by reference to the Highest Lawful Rate, shall be made separately for each Lender Party as appropriate to assure that the Loan Documents are not construed to obligate any Person to pay interest to any Lender Party at a rate in excess of the Highest Lawful Rate applicable to such Lender Party.
     “Impacted Lender” has the meaning given to such term in Section 2.10(a)(iii)(E).
     “Indebtedness” of any Person means each of the following:
     (a) its obligations for the repayment of borrowed money,
     (b) its obligations to pay the deferred purchase price of property or services (excluding trade account payables arising in the ordinary course of business), other than contingent purchase price or similar obligations incurred in connection with an acquisition and not yet earned or determinable,
     (c) its obligations evidenced by a bond, debenture, note or similar instrument,
     (d) its obligations, as lessee, constituting principal under Capital Leases,
     (e) its direct or contingent reimbursement obligations with respect to the face amount of letters of credit pursuant to the applications or reimbursement agreements therefor,
     (f) its obligations for the repayment of outstanding banker’s acceptances, whether matured or unmatured,

     (g) its obligations under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing if the obligation under such synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing is considered indebtedness for borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP (excluding, to the extent included herein, operating leases entered into in the ordinary course of business), or
     (h) its obligations under guaranties of any obligations of any other Person described in the foregoing clauses (a) through (g).
     “Initial Financial Statements” means (i) the audited Consolidated financial statements of PAA as of December 31, 2007, and (ii) the unaudited Consolidated financial statements of PAA as of June 30, 2008.
     “Interest Payment Date” means (a) with respect to each Base Rate Loan, the last day of each March, June, September and December beginning December 31, 2008, and (b) with respect to each Eurodollar Loan, the last day of the Interest Period that is applicable thereto; provided that the last Business Day of each calendar month shall also be an Interest Payment Date for each such Loan so long as any Event of Default exists under Section 8.1(a) or (b).
     “Interest Period” means, with respect to each particular Eurodollar Loan in a Borrowing, the period specified in the Borrowing Notice or Continuation/Conversion Notice applicable thereto, beginning on and including the date specified in such Borrowing Notice or Continuation/Conversion Notice (which must be a Business Day), and ending one month thereafter (or 7 or 14 days thereafter, if specified by Borrower and available for each Lender); provided that: (a) any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day; (b) any Interest Period which begins on the last Business Day in a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day in a calendar month; and (c) notwithstanding the foregoing, no Interest Period may be selected for a Loan to Borrower that would end after the Maturity Date.
     “Investment” means any investment made, directly or indirectly in any Person, whether by acquisition of shares of capital stock, indebtedness or other obligations or securities or by loan, advance, capital contribution or otherwise, and whether made in cash, by the transfer of property or by any other means.
     “ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).
     “Issuer Documents” means with respect to any Letter of Credit, the LC Application, and any other document, agreement and instrument entered into by an LC Issuer and Borrower (or any Subsidiary) or by Borrower or any Subsidiary in favor of such LC Issuer and relating to any such Letter of Credit.

     “Law” means any statute, law, regulation, ordinance, rule, treaty, judgment, order, decree, permit, concession, franchise, license, agreement or other governmental restriction of the United States or Canada or any state, province, or political subdivision thereof or of any foreign country or any department, state, province or other political subdivision thereof.
     “LC Advance” means, with respect to each Lender, such Lender’s funding of its participation in any LC Borrowing in accordance with its Percentage Share. All LC Advances shall be denominated in Dollars.
     “LC Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by an LC Issuer, which includes any electronic online letter of credit application/request system of any LC Issuer.
     “LC-Backed Purchase Contracts” has the meaning given to such term in Section 2.1(a).
     “LC Borrowing” means an extension of credit from an LC Issuer resulting from a drawing under any Letter of Credit which has not been reimbursed by Borrower on the date when made or refinanced as a Borrowing. All LC Borrowings shall be denominated in Dollars.
     “LC Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
     “LC Issuer” means Bank of America, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity. Administrative Agent may, with the consent of Borrower and the Lender in question, or Borrower may, with the consent of the Lender in question and notice to Administrative Agent, appoint any Lender hereunder as an LC Issuer in place of or in addition to Bank of America, N.A.
     “LC Obligations” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate outstanding amount of all Unreimbursed Amounts with respect to Letters of Credit that are not fully refinanced by a Borrowing and, without duplication, all LC Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
     “Lender Parties” means Administrative Agent, LC Issuer and all Lenders.
     “Lenders” means each signatory hereto designated as a Lender, and the successors and permitted assigns of each such party as holder of a Note.
     “Lender Schedule” means Schedule II hereto.
     “Letter of Credit” means any letter of credit issued by LC Issuer hereunder at the application of Borrower pursuant to Section 2.10. For avoidance of doubt, Letter of Credit includes a commercial or documentary letter of credit and a standby letter of credit.
     “Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

     “Letter of Credit Sublimit” means, as at any date of determination, an amount equal to twenty percent (20%) of the Total Committed Amount. The Letter of Credit Sublimit is part of, and not in addition to, the Total Committed Amount.
     “Liabilities” means, as to any Person, all indebtedness, liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered pursuant to GAAP.
     “Lien” means, with respect to any property or assets, any right or interest therein of a creditor to secure Liabilities owed to it or any other arrangement with such creditor which provides for the payment of such Liabilities out of such property or assets or which allows such creditor to have such Liabilities satisfied out of such property or assets prior to the general creditors of any owner thereof, including any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, tax lien, mechanic’s or materialman’s lien, or any other charge or encumbrance for security purposes, whether arising by Law or agreement or otherwise, but excluding any right of offset which arises without agreement in the ordinary course of business. “Lien” also means any filed financing statement, any registration of a pledge (such as with an issuer of uncertificated securities), or any other arrangement or action which would serve to perfect a Lien described in the preceding sentence, regardless of whether such financing statement is filed, such registration is made, or such arrangement or action is undertaken before or after such Lien exists.
     “Loan Documents” means this Agreement, the Notes, the Letters of Credit, the LC Applications, the written Borrowing Notices, the Summary Collateral Reports, the PAA Guaranty and all other agreements, certificates, documents, instruments and writings at any time delivered in connection herewith or therewith (exclusive of term sheets and commitment letters).
     “Loans” means loans by Lenders to Borrower pursuant to Section 2.2.
     “Majority Lenders” means Lenders who have in the aggregate more than fifty percent (50%) of the Total Committed Amount; provided that the Commitment of, and the portion of the Total Committed Amount held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.
     “Market Disruption Spread” means zero unless a notice delivered pursuant to Section 3.6(b) is in effect, in which case, such spread shall be a rate per annum equal to 0.25%.
     “Material Adverse Change” means (a) a material and adverse change in (i) Borrower’s Consolidated financial condition, (ii) Borrower’s Consolidated operations, properties or prospects, considered as a whole, or (iii) Borrower’s ability to timely pay its Obligations, or (b) a material adverse effect on the enforceability of the material terms of any Loan Document.
     “Maturity Date” means 364 days from the Closing Date, unless terminated earlier in accordance with Section 8.1 or Section 10.10.
     “Moody’s” means Moody’s Investor Service, Inc., or its successor.

     “Notes” has the meaning given such term in Section 2.2 hereof.
     “NYMEX” means the New York Mercantile Exchange.
     “Obligations” means all Liabilities from time to time owing by Borrower to any Lender Party under or pursuant to any of the Notes and Letters of Credit, including all LC Obligations owing thereunder, or under or pursuant to any guaranty of the obligations of Borrower or under the Loan Documents. “Obligation” means any part of the Obligations.
     “Outstanding Amount” means on any date (i) with respect to Loans, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date; and (ii) with respect to any LC Obligations, the aggregate outstanding amount of such LC Obligations on such date after giving effect to any LC Credit Extension occurring on such date and any other changes in the aggregate amount of the LC Obligations as of such date, including as a result of any reimbursements by Borrower of Unreimbursed Amounts.
     “PAA” means Plains All American Pipeline, L.P., a Delaware limited partnership.
     “PAA Credit Agreement” means that certain Second Amended and Restated Credit Agreement [US/Canada Facilities] dated July 31, 2006 among PAA, PMC (Nova Scotia) Company, Plains Marketing Canada, L.P., Bank of America, N.A., as administrative agent, Bank of America, N.A., acting through its Canada Branch, as Canadian administrative agent, and the lenders named therein, as amended by First Amendment to Second Amended and Restated Credit Agreement dated July 31, 2007, as from time to time amended, supplemented or restated.
     “PAA Debt Coverage Ratio” means the “Debt Coverage Ratio” as defined in the PAA Credit Agreement.
     “PAA Debt Rating” means the rating then in effect by a Rating Agency with respect to the long term senior unsecured non-credit enhanced debt of PAA.
     “PAA Guaranty” means that certain Restated Guaranty Agreement of even date herewith by PAA in favor of Administrative Agent for the benefit of Lenders.
     “Participant” has the meaning specified in Section 10.5(d).
     “Percentage Share” means:
     (a) at any relevant time of determination during which the Commitments remain outstanding, a fraction (expressed as a percentage, carried out to the sixth decimal place), the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Total Committed Amount at such time; and
     (b) at any relevant time of determination on or subsequent to the termination of the Commitments pursuant to Section 8.1, a fraction (expressed as a percentage, carried out to the sixth decimal place), the numerator of which is the sum of
     (i) the Outstanding Amount of Loans of such Lender plus
     (ii) an amount equal to (A) (1) the Outstanding Amount of Loans of such Lender, divided by (2) the Outstanding Amount of all Loans of all Lenders, times (B) the Outstanding Amount of all LC Obligations, and the denominator of which is the Total Outstanding Amount.
     The initial Percentage Share of each Lender is set forth opposite the name of such Lender on Schedule II or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.
     “Permitted Inventory Liens” means (i) any Lien, and the amount of any Liability secured thereby, on Petroleum Products inventory imposed by any governmental authority for taxes, assessments or charges not yet due or the validity of which is being contested in good faith and by appropriate proceedings, if necessary, for which adequate reserves are maintained on the books of Borrower in accordance with GAAP (so long as such Lien is inchoate) or (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s, or other like Liens (including, without limitation, Liens on property of Borrower in the possession of storage facilities, pipelines or barges) arising in the ordinary course of business for amounts which are not more than 60 days past due or the validity of which is being contested in good faith and by appropriate proceedings, if necessary, and for which adequate reserves are maintained on the books of Borrower in accordance with GAAP.
     “Person” means an individual, corporation, partnership, limited liability company, association, joint stock company, trust or trustee thereof, estate or executor thereof, unincorporated organization or joint venture, Governmental Authority, or any other legally recognizable entity.
     “Petroleum Products” means crude oil, condensate, natural gas, natural gas liquids (NGL’s), liquefied petroleum gases (LPG’s), refined petroleum products or any blend thereof.
     “Plains Terminal” means any storage terminal, tankage or facility owned by (i) Borrower or PAA, or (ii) by any Affiliate of Borrower or PAA that has executed and delivered a bailee letter in form and substance reasonably acceptable to Administrative Agent with respect to any Collateral stored at such terminal, tankage or facility.
     “Pricing Grid” means Schedule I attached hereto.
     “Rating Agency” means either S&P or Moody’s.
     “Reference Bank” means, at any time, the financial institution serving as Administrative Agent.
     “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect.

     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
     “Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of Borrower or Borrower’s general partner. Any document delivered hereunder that is signed by a Responsible Officer of Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of Borrower, and such Responsible Officer shall be conclusively presumed to have acted on behalf of Borrower.
     “Restriction Exception” means (i) any applicable Law or any instrument governing Indebtedness or equity interests, or any applicable Law or any other agreement relating to any property, assets or operations of a Person whose capital stock or other equity interests are acquired, in whole or part, by Borrower pursuant to an acquisition (whether by merger, consolidation, amalgamation or otherwise), as such instrument or agreement is in effect at the time of such acquisition (except with respect to Indebtedness incurred in connection with, or in contemplation of, such acquisition), or such applicable Law is then or thereafter in effect (as applicable), which is not applicable to Borrower, or the property, assets or operations of Borrower, other than the acquired Person, or the property, assets or operations of such acquired Person or such acquired Person’s Subsidiaries; provided that in the case of Indebtedness, the incurrence of such Indebtedness is not prohibited hereunder, (ii) provisions with respect to the disposition or distribution of assets in joint venture agreements or other similar agreements entered into in the ordinary course of business, (iii) (a) a lease, license or similar contract, which restricts in a customary manner the subletting, assignment, encumbrance or transfer of any property or asset that is subject thereto or the assignment, encumbrance or transfer of any such lease, license or other contract, (b) mortgages, deeds of trust, pledges or other security instruments, the entry into which does not result in a Default, securing indebtedness of Borrower, which restricts the transfer of the property subject to such mortgages, deeds of trust, pledges or other security instruments, or (c) customary provisions restricting disposition of, or encumbrances on, real property interests set forth in any reciprocal easements of Borrower, (iv) restrictions imposed pursuant to this Agreement and the other Loan Documents, (v) restrictions on the transfer or encumbrance of property or assets which are imposed by the holder of Liens on property or assets of Borrower, provided that neither the incurrence of such Lien nor any related Indebtedness results in a Default, (vi) any agreement to, directly or indirectly, sell or otherwise dispose of assets or equity interests to any Person pending the closing of such sale, provided that such sale is consummated in compliance with any applicable provisions of this Agreement, (vii) net worth provisions in leases and other agreements entered into by Borrower in the ordinary course of business, and (viii) an agreement governing Indebtedness incurred to refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clauses (iv) and (v) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to Borrower in any material respect as determined by its board of directors in its reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clauses (iv) and (v).
     “S&P” means Standard & Poor’s Ratings Group (a division of McGraw Hill, Inc.) or its successor.

     “Sale Value” means, as to Hedged Eligible Inventory subject to sales contracts and such corresponding sales contracts with respect thereto, an amount equal to the volumes of such Hedged Eligible Inventory times the sale price with respect to which Lenders are financing the Cash and Carry Purchase (or refinancing the storage) thereof, minus all related storage, transportation and other applicable costs, as set forth therein.
     “Security Documents” means the instruments listed in the Security Schedule and all other security agreements, chattel mortgages, pledges, financing statements, continuation statements, extension agreements and other agreements or instruments now, heretofore, or hereafter delivered by Borrower to Administrative Agent in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment of any part of the Obligations or the performance of Borrower’s other duties and obligations under the Loan Documents.
     “Security Schedule” means Schedule IV hereto.
     “Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture, or other business or corporate entity, enterprise or organization which is directly or indirectly (through one or more intermediaries) controlled or owned more than fifty percent by such Person.
     “Summary Collateral Report” means a summary report with respect to the Collateral, as described in Section 6.2(d).
     “Syndication Agent” means BNP Paribas, and its successors in such capacity.
     “Termination Event” means (a) the occurrence with respect to any ERISA Plan of (i) a reportable event described in Sections 4043(c)(5) or (6) of ERISA or (ii) any other reportable event described in Section 4043(c) of ERISA other than a reportable event not subject to the provision for 30-day notice to the Pension Benefit Guaranty Corporation pursuant to a waiver by such corporation under Section 4043(a) of ERISA, or (b) the withdrawal of any ERISA Affiliate from an ERISA Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the filing of a notice of intent to terminate any ERISA Plan or the treatment of any ERISA Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate any ERISA Plan by the Pension Benefit Guaranty Corporation under Section 4042 of ERISA, or (e) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan.
     “Total Committed Amount” means, at any time, the sum of the aggregate amount of Commitments at such time.
     “Total Outstanding Amount” means, at any time, the sum of (i) the Outstanding Amount of Loans at such time plus (ii) the Outstanding Amount of LC Obligations.
     “Type” means, with respect to any Loans, the characterization of such Loans as Base Rate Loans or Eurodollar Loans.
     “UCC” means the Uniform Commercial Code as in effect in the State of New York.

     “Unreimbursed Amount” has the meaning specified in Section 2.10(c)(i).
     Section 1.2. Exhibits and Schedules; Additional Definitions. All Exhibits and Schedules attached to this Agreement are a part hereof for all purposes.
     Section 1.3. Amendment of Defined Instruments. Unless the context otherwise requires or unless otherwise provided herein the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments and restatements of such agreement, instrument or document, provided that nothing contained in this section shall be construed to authorize any such renewal, extension, modification, amendment or restatement.
     Section 1.4. References and Titles. All references in this Agreement to Exhibits, Schedules, articles, sections, subsections and other subdivisions refer to the Exhibits, Schedules, articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any subdivisions are for convenience only and do not constitute any part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions. The words “this Agreement,” “this instrument,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The phrases “this section” and “this subsection” and similar phrases refer only to the sections or subsections hereof in which such phrases occur. The word “or” is not exclusive, and the word “including” (in its various forms) means “including without limitation.” Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. References to an “officer” or “officers” of Borrower shall mean and include officers of such Person or the controlling management entity of such Person as provided in such Person’s organizational documents, as applicable.
     Section 1.5. Calculations and Determinations. All calculations under the Loan Documents of interest chargeable with respect to Eurodollar Loans and of fees shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 360 days. All other calculations of interest made under the Loan Documents shall be made on the basis of actual days elapsed (including the first day but excluding the last) and a year of 365 or 366 days, as appropriate. Each determination by a Lender Party of amounts to be paid under Article III or any other matters which are to be determined hereunder by a Lender Party (such as any Eurodollar Rate, Business Day, Interest Period, or Reserve Percentage) shall, in the absence of manifest error, be conclusive and binding. Unless otherwise expressly provided herein or unless Majority Lenders otherwise consent all financial statements and reports furnished to any Lender Party hereunder shall be prepared and all financial computations and determinations pursuant hereto shall be made in accordance with GAAP.
     Section 1.6. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time; provided, further, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic reductions in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the amount available to be drawn under such Letter of Credit at such time.
ARTICLE II — The Loans and Letters of Credit
     Section 2.1. Loans and Letters of Credit.
     (a) Loans to Finance Hedged Eligible Inventory. During the Commitment Period, Borrower may request Lenders to make Loans to finance Hedged Eligible Inventory, specifying (i) volumes of Hedged Eligible Inventory to be subject to Cash and Carry Purchases or to be stored at or to remain stored at Approved Locations, including hedged price, Hedged Value and Approved Locations where such Hedged Eligible Inventory is stored or to be delivered and/or stored, (ii) any corresponding Hedging Contracts (including Master ISDA Agreements, counterparties and confirmations thereunder) covering such Hedged Eligible Inventory, and (iii) any corresponding sale contracts (with purchaser, date, volumes, prices and such other identifying information as Administrative Agent may reasonably request) pursuant to which Borrower has contracted to sell such Hedged Eligible Inventory, including specifying volumes, sale price and Sale Value.
     (b) Letters of Credit Securing LC-Backed Purchase Contracts. Borrower may request one or more Letters of Credit pursuant to Section 2.10, naming the sellers of Hedged Eligible Inventory under such purchase contracts as Borrower may specify (“LC-Backed Purchase Contracts”), as beneficiaries; provided, Borrower shall specify to Administrative Agent the seller, date, volumes, prices and such other identifying information as Administrative Agent may reasonably request with respect to each such LC-Backed Purchase Contract. Each such Letter of Credit shall by its terms identify the specific LC-Backed Purchase Contracts to which it relates and shall automatically reduce upon receipt by the beneficiary thereof of any payments made by Borrower to such beneficiary for such Hedged Eligible Inventory referencing such Letter of Credit.
     Section 2.2. Commitments to Lend; Notes.
     (a) Loans. Subject to the terms and conditions hereof, each Lender agrees to make Loans to Borrower upon Borrower’s request from time to time during the Commitment Period, provided that (i) subject to Sections 3.3, 3.4 and 3.7, all Lenders are requested to make Loans of the same Type in accordance with their respective Percentage Shares and as part of the same Borrowing, (ii) immediately after giving effect to such Loans, the Total Outstanding Amount does not exceed the lesser of (x) ninety percent (90%) of the Sale Value of Financed Hedged Eligible Inventory (or Hedged Value, as to Financed Hedged Eligible Inventory not subject to sales contracts), and (y) the Total Committed Amount determined as of the date on which the requested Loans are to be made, and (iii) immediately after giving effect to such Loans, the Outstanding Amount of Loans by each Lender plus such Lender’s Percentage Share of the Outstanding Amount of LC Obligations does not exceed such Lender’s Commitment. The aggregate amount of all Loans in any Borrowing must be equal to $2,000,000 or any higher integral multiple of $250,000. The obligation of Borrower to repay to each Lender the aggregate amount of all Loans made by such Lender to Borrower, together with interest accruing in connection therewith, shall be evidenced by a single promissory note (herein called such Lender’s “Note”) made by Borrower payable to the order of such Lender in the form of Exhibit A with appropriate insertions. The amount of principal owing on any Lender’s Note at any given time shall be the aggregate amount of all Loans theretofore made by such Lender to Borrower minus all payments of principal theretofore made by Borrower on such Note as provided herein. Interest on each Note shall accrue and be due and payable as provided herein and therein. Each Note shall be due and payable as provided herein and therein, and shall be due and payable in full on the Maturity Date. Subject to the terms and conditions of this Agreement, Borrower may borrow, repay, and reborrow under this Section 2.2. Borrower may have no more than seven Borrowings of Eurodollar Loans outstanding at any time. All payments of principal and interest on the Loans shall be made in Dollars.
     (b) Increase in Total Committed Amount. Borrower shall have the right, without the consent of the Lenders but with the prior approval of Administrative Agent, such approval not to be unreasonably withheld, to cause from time to time an increase in the Total Committed Amount by adding to this Agreement one or more additional Lenders or by allowing one or more Lenders to increase their respective Commitments; provided however (i) no Event of Default shall have occurred hereunder which is continuing or would immediately result therefrom, (ii) no such increase shall result in the Total Committed Amount to exceed $1,200,000,000, and (iii) no Lender’s Commitment shall be increased without such Lender’s consent. Upon any increase in the aggregate Total Committed Amount pursuant to the foregoing, the Lenders hereby authorize the Agent and Borrower to make non-ratable borrowings and prepayments of the Loans, and if any such prepayment requires the payment of Eurodollar Loans, Borrower shall pay any required amounts pursuant to Section 3.7 other than on the last day of the applicable Interest Period, in order to ensure that the Loans of the Lenders shall be outstanding on a ratable basis in accordance with their Percentage Shares, and the Commitments shall be as set forth in a revised Schedule II, and no such borrowing or prepayment shall violate any provisions of this Agreement.
     Section 2.3. Requests for Loans.
     (a) Borrowing Notices. Borrower must give to Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of any requested Borrowing. Each such notice constitutes a “Borrowing Notice” hereunder and must:
     (i) specify (A) the aggregate amount of any such Borrowing and the date on which Base Rate Loans are to be advanced, or (B) the aggregate amount of any such Borrowing of new Eurodollar Loans, the date on which such Eurodollar Loans are to be advanced (which shall be the first day of the Interest Period which is to apply thereto), and the length of the applicable Interest Period; and
     (ii) be received by Administrative Agent not later than 11:00 a.m., New York, New York time, on (A) the day on which any such Base Rate Loans are to be made, or (B) the third Business Day preceding the day on which any such Eurodollar Loans are to be made.

Each such written request or confirmation must be made in the form and substance of the “Borrowing Notice” attached hereto as Exhibit B, duly completed, accompanied by a Summary Collateral Report. Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by Borrower as to the matters which are required to be set out in such written confirmation. Upon receipt of any such Borrowing Notice, Administrative Agent shall give each Lender prompt notice of the terms thereof. If all conditions precedent to such new Loans have been met, each Lender will on the date requested remit to Administrative Agent at its designated office not later than 1:00 p.m., New York, New York time, the amount of such Lender’s new Loan in immediately available funds, and upon receipt of such funds, unless to its actual knowledge any conditions precedent to such Loans have been neither met nor waived as provided herein, Administrative Agent shall promptly make such Loans available to Borrower. All Borrowings of Loans shall be advanced in Dollars.
     (b) Funding by Lenders; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon, New York, New York time, on the date of such Borrowing) that such Lender will not make available to Administrative Agent such Lender’s Percentage Share of such Borrowing, Administrative Agent may assume that such Lender has made such share available on such date in accordance with this Section 2.3 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by this Section 2.3) and may, in reliance upon such assumption, make available to Borrower a corresponding amount of such Borrowing. In such event, if a Lender has not in fact made its Percentage Share of the applicable Borrowing available to Administrative Agent, then such Lender and Borrower severally agree to pay to Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by Borrower, the interest rate applicable to Base Rate Loans. If Borrower and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by Borrower for such period. If such Lender pays its Percentage Share of the applicable Borrowing to Administrative Agent and Administrative Agent makes such amount available to Borrower, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make or timely make such payment to Administrative Agent. A notice of Administrative Agent to any Lender or Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.
     Section 2.4. Continuations and Conversions of Existing Loans. Borrower may make the following elections with respect to Loans already outstanding: (i) to Convert, in whole or in part, Base Rate Loans to Eurodollar Loans, (ii) to Convert, in whole or in part, Eurodollar Loans to Base Rate Loans on the last day of the Interest Period applicable thereto, and (iii) to Continue, in whole or in part, Eurodollar Loans beyond the expiration of such Interest Period by designating a new Interest Period to take effect at the time of such expiration. In making such elections, Borrower may combine existing Loans to Borrower made pursuant to separate Borrowings into one new Borrowing or divide existing Loans to Borrower made pursuant to one Borrowing into separate new Borrowings, provided that Borrower may have no more than seven Borrowings of Eurodollar Loans outstanding at any time. To make any such election, Borrower must give to Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of any such Conversion or Continuation of existing Loans, with a separate notice given for each new Borrowing. Each such notice constitutes a “Continuation/Conversion Notice” hereunder and must:
     (i) specify the existing Loans which are to be Continued or Converted;
     (ii) specify (A) the aggregate amount of any Borrowing of Base Rate Loans into which such existing Loans are to be Continued or Converted and the date on which such Continuation or Conversion is to occur, or (B) the aggregate amount of any Borrowing of Eurodollar Loans into which such existing Loans are to be Continued or Converted, the date on which such Continuation or Conversion is to occur (which shall be the first day of the Interest Period which is to apply to such Eurodollar Loans), and the length of the applicable Interest Period; and
     (iii) be received by Administrative Agent not later than 11:00 a.m. New York, New York time, on (i) the day on which any such Continuation or Conversion to Base Rate Loans is to occur, or (ii) the third Business Day preceding the day on which any such Continuation or Conversion to Eurodollar Loans is to occur.
Each such written request or confirmation must be made in the form and substance of the “Continuation/Conversion Notice” attached hereto as Exhibit C, duly completed. Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by Borrower as to the matters which are required to be set out in such written confirmation. Upon receipt of any such Continuation/Conversion Notice, Administrative Agent shall give each Lender prompt notice of the terms thereof. Each Continuation/Conversion Notice shall be irrevocable and binding on Borrower. During the continuance of any Default, Borrower may not make any election to Convert existing Loans into Eurodollar Loans or Continue existing Loans as Eurodollar Loans beyond the expiration of their respective and corresponding Interest Period then in effect. If (due to the existence of a Default or for any other reason) Borrower fails to timely and properly give any Continuation/Conversion Notice with respect to a Borrowing of existing Eurodollar Loans at least three days prior to the end of the Interest Period applicable to such Eurodollar Loans, any such Eurodollar Loans, to the extent not prepaid at the end of such Interest Period, shall automatically be Converted into Base Rate Loans at the end of such Interest Period. No new funds shall be repaid by Borrower or advanced by any Lender in connection with any Continuation or Conversion of existing Loans pursuant to this section, and no such Continuation or Conversion shall be deemed to be a new advance of funds for any purpose; such Continuations and Conversions merely constitute a change in the interest rate applicable to such already outstanding Loans.
     Section 2.5. Use of Proceeds. Borrower shall use all Loans to refinance outstanding indebtedness under the Existing Agreement, to finance Hedged Eligible Inventory and to refinance Unreimbursed Amounts. Any Loans used to purchase Hedged Eligible Inventory under LC-Backed Purchase Contracts shall be used by Borrower on the date of such Loan to pay the sellers thereunder, with reference in each case to the outstanding Letter of Credit issued with respect to such LC-Backed Purchase Contract, and Borrower shall provide documentation to Administrative Agent with respect thereto. Borrower shall use all Letters of Credit solely for the purposes set forth in Section 2.10(d). In no event shall the funds from any Loans or any Letters of Credit be used directly or indirectly by any Person for personal, family, household or agricultural purposes or for the purpose, whether immediate, incidental or ultimate, of purchasing, acquiring or carrying any “margin stock” (as such term is defined in Regulation U promulgated by the Board of Governors of the Federal Reserve System) or to extend credit to others directly or indirectly for the purpose of purchasing or carrying any such margin stock. Borrower represents and warrants that it is not engaged principally, or as one of its important activities, in the business of extending credit to others for the purpose of purchasing or carrying such margin stock.
     Section 2.6. Interest Rates and Fees.
     (a) Interest Rates.
          (i) Each Loan shall bear interest as follows: (A) unless the Default Rate shall apply, each Base Rate Loan shall bear interest on each day outstanding at the Base Rate plus the Applicable Margin in effect on such day, and each Eurodollar Loan shall bear interest on each day during the related Interest Period at the related Eurodollar Rate plus the Applicable Margin in effect on such day, and (B) during a Default Rate Period, all Loans shall bear interest on each day outstanding at the applicable Default Rate.
          (ii) If an Event of Default based upon Section 8.1(a), Section 8.1(b) or Section 8.1(h)(i), (h)(ii) or (h)(iii) exists and the Loans are not bearing interest at the Default Rate, the past due principal and past due interest shall bear interest on each day outstanding at the applicable Default Rate.
          (iii) The interest rate shall change whenever the applicable Base Rate, Eurodollar Rate or Applicable Margin changes. In no event shall the interest rate on any Loan exceed the Highest Lawful Rate.
     (b) Upfront Fee. In consideration of each Lender’s Commitment, Borrower will pay to Administrative Agent for the account of each Lender in proportion to its Percentage Share, an upfront fee as agreed to between Borrower, Administrative Agent and Lenders, due and payable on the date hereof.
     (c) Commitment Fee, Reductions of Commitments. The Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Percentage Share, a commitment fee equal to the Commitment Fee Rate times the actual daily amount by which the Total Committed Amount exceeds the sum of (i) the Outstanding Amount of Loans and (ii) the Outstanding Amount of LC Obligations; provided, such commitment fee shall cease to accrue or be deemed to have accrued, or be owing or payable by Borrower to Administrative Agent for the account of any Lender with respect to such Lender’s Percentage Share during any period that such Lender constitutes a Defaulting Lender as described in clauses (a), (d) or (e) of the definition thereof. Subject to the proviso set forth in the immediately preceding sentence, the commitment fee shall accrue at all times during the Commitment Period, including at any time during which one or more of the conditions in Article IV is not met, and shall be due and payable quarterly in arrears on the last day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Commitment Period. The commitment fee shall be calculated quarterly in arrears, and if there is any change in the Commitment Fee Rate during any quarter, the actual daily amount shall be computed and multiplied by the applicable Commitment Fee Rate separately for each period during such quarter that such applicable Commitment Fee Rate was in effect. Borrower shall have the right from time to time to permanently reduce the Total Committed Amount, provided that (A) notice of such reduction is given not less than two Business Days prior to such reduction, (B) the resulting Total Committed Amount is not less than the Total Outstanding Amount, and (C) each partial reduction shall be in an amount at least equal to $1,000,000 and in multiples of $1,000,000 in excess thereof.
     Section 2.7. Optional Prepayments. Borrower may, upon three Business Days’ notice, as to Eurodollar Loans, or same Business Day’s notice, as to Base Rate Loans, to Administrative Agent (and Administrative Agent will promptly give notice to the other Lenders) from time to time and without premium or penalty (other than any amounts due under Section 3.7 hereof with respect to prepayments of any Eurodollar Loans) prepay the Loans, in whole or in part, so long as the aggregate amounts of all partial prepayments of principal on the Loans equals $2,500,000 or any higher integral multiple of $250,000. Upon receipt of any such notice, Administrative Agent shall give each Lender prompt notice of the terms thereof. Each prepayment of principal of a Loan under this section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid. Any principal or interest prepaid pursuant to this section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment. Following notice by Borrower pursuant to the foregoing, Borrower shall make such prepayment, and the prepayment amount specified in such notice shall be due and payable, on the date specified in such notice.
     Section 2.8. Mandatory Prepayments and Payments.
     (a) If at any time the Total Outstanding Amount exceeds the lesser of (x) ninety percent (90%) of the Sale Value of Financed Hedged Eligible Inventory (or Hedged Value, as to Financed Hedged Eligible Inventory not subject to sales contracts), and (y) the Total Committed Amount determined as of such date, whether as a result of any investment-grade counterparty with respect to any Financed Hedged Eligible Inventory ceasing to maintain its investment grade rating, or otherwise, Borrower shall within one Business Day prepay the principal of the Loans in an amount at least equal to such excess. Each prepayment of principal under this section shall be accompanied by all interest then accrued and unpaid on the principal so prepaid. Any principal or interest prepaid pursuant to this section shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Loan Documents at the time of such prepayment.
     (b) If any contract pursuant to which the Sale Value of any Financed Hedged Eligible Inventory is modified, sold or exchanged in any way that would negatively affect the Sale Value of such Financed Hedged Eligible Inventory with respect thereto, Borrower shall immediately (i) notify Administrative Agent of such decreased Sale Value, and (ii) prepay any outstanding Loans with respect to such Financed Hedged Eligible Inventory as may be required pursuant to Section 2.8(a) above.

     (c) Each Loan by a Lender hereunder shall be due and payable on the Maturity Date, accompanied by all interest then accrued and unpaid on such Loan.
     Section 2.9. Reserved.
     Section 2.10. Letters of Credit.
     (a) The Letter of Credit Commitment.
          (i) Subject to the terms and conditions set forth herein, (A) LC Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.10, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars for the account of Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) Lenders severally agree to participate in Letters of Credit issued for the account of Borrower and any drawings thereunder; provided that after giving effect to any LC Credit Extension with respect to any Letter of Credit, (I) the Total Outstanding Amount does not exceed the lesser of (x) ninety percent (90%) of the Sale Value of Financed Hedged Eligible Inventory (or Hedged Value, as to Financed Hedged Eligible Inventory not subject to sales contracts), and (y) the Total Committed Amount, (II) the Outstanding Amount of Loans of any Lender, plus such Lender’s Percentage Share of the Outstanding Amount of all LC Obligations shall not exceed such Lender’s Commitment and (III) the Outstanding Amount of the LC Obligations shall not exceed the Letter of Credit Sublimit. Each request by Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by Borrower that the LC Credit Extension so requested complies with the conditions set forth in the provisos to the preceding sentence. Each Letter of Credit shall be used to secure the Cash and Carry Purchase by Borrower of Hedged Eligible Inventory pursuant to an LC-Backed Purchase Contract and be substantially in the form of Exhibit E hereto or such other form and terms as shall be acceptable to LC Issuer in its sole and absolute discretion. Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. All Letters of Credit outstanding under the Existing Agreement as of the Closing Date shall be deemed to have been issued pursuant hereto, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.
          (ii) An LC Issuer shall not issue any Letter of Credit, if:
               (A) the expiry date of such requested Letter of Credit would occur more than 70 days after the date of issuance or last extension, unless the Majority Lenders have approved such expiry date; or
               (B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.
          (iii) An LC Issuer shall not be under any obligation to issue any Letter of Credit if:

               (A) any order, judgment or decree of any Governmental Authority or arbitrator having jurisdiction over it shall by its terms purport to enjoin or restrain LC Issuer from issuing such Letter of Credit, or any Law applicable to LC Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over LC Issuer shall prohibit, or request or direct LC Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon LC Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which LC Issuer is not otherwise permitted hereunder to be compensated hereunder) not in effect on the Closing Date, or shall impose upon LC Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date (for which LC Issuer is otherwise permitted hereunder to be compensated hereunder) and which LC Issuer in good faith deems material to it;
               (B) except as otherwise agreed by Administrative Agent and LC Issuer, such Letter of Credit is in an initial stated amount less than $100,000;
               (C) such Letter of Credit is to be denominated in a currency other than Dollars; or
               (D) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or
               (E) a default of any Lender’s obligations to fund under Section 2.10(c) exists or any Lender is at such time a Defaulting Lender or Impacted Lender hereunder, unless the LC Issuer shall have entered into arrangements satisfactory to LC Issuer with the Borrower or such Lender to make available funds, guaranty or other security satisfactory to LC Issuer for so long as such Letter of Credit is outstanding in an amount sufficient to eliminate the LC Issuer’s risk with respect to such Lender’s Percentage Share of such Letter of Credit. As used herein, “Impacted Lender” means any Lender as to which (a) the LC Issuer has a good faith belief that such Lender has defaulted in fulfilling its obligations under one or more other syndicated credit facilities or (b) an entity that controls such Lender has been deemed insolvent or become subject to a bankruptcy or other similar proceeding.
          (iv) An LC Issuer shall not amend any Letter of Credit if LC Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
          (v) An LC Issuer shall be under no obligation to amend any Letter of Credit if (A) LC Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
          (vi) An LC Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and an LC Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by LC Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included LC Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to LC Issuer.

     (b) Procedures for Issuance and Amendment of Letters of Credit.
          (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to LC Issuer (with a copy to Administrative Agent) in the form of a printed LC Application, appropriately completed and signed by a Responsible Officer of Borrower or an electronic LC Application initiated by Borrower pursuant to LC Issuer’s online electronic letter of credit application/request system. Such LC Application must be received by LC Issuer and Administrative Agent not later than 11:00 a.m. (New York, New York time) at least two Business Days prior to the proposed issuance date or date of amendment, as the case may be, of any Letter of Credit; or such later date and time as Administrative Agent and LC Issuer may agree in a particular instance in their sole discretion. In the case of a request for an initial issuance of a Letter of Credit, such LC Application shall specify in form and detail satisfactory to LC Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) any modification in respect of Rule 3.14 of the ISP, and (H) such other matters as LC Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such LC Application shall specify in form and detail satisfactory to LC Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment (including any modification in respect of Rule 3.14 of the ISP); and (D) such other matters as LC Issuer may reasonably require. Additionally, Borrower shall furnish to LC Issuer and Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as LC Issuer or Administrative Agent may reasonably require.
          (ii) Promptly after receipt of any LC Application, LC Issuer will confirm with Administrative Agent (by telephone or in writing) that Administrative Agent has received a copy of such LC Application and, if not, LC Issuer will provide Administrative Agent with a copy thereof. Unless LC Issuer has received written notice from Administrative Agent (who hereby agrees to provide contemporaneous notice to Borrower) or Borrower, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, specifying in reasonable detail the relevant condition or conditions not then satisfied, and the basis for such assertion, and such condition or conditions, as applicable, remain unsatisfied on such requested date of issuance or amendment, then, subject to the terms and conditions hereof, LC Issuer shall, on the requested date, issue a Letter of Credit for the account of Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with LC Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from such LC Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Percentage Share, as applicable, times the amount of such Letter of Credit.
          (iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, LC Issuer will also deliver to the appropriate Borrower and Administrative Agent a true and complete copy of such Letter of Credit or amendment.

     (c) Drawings and Reimbursements; Funding of Participations.
          (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, LC Issuer shall notify Borrower and Administrative Agent thereof. If LC Issuer shall give notice to Borrower prior to 11:00 a.m. (New York, New York time) on the date of any payment by LC Issuer under a Letter of Credit (such date, an “Honor Date”), Borrower shall reimburse LC Issuer through Administrative Agent in an amount equal to the amount of such drawing (and if LC Issuer shall give notice to Borrower at or after such time, Borrower shall reimburse LC Issuer by such time on the following Business Day). If Borrower fails to so reimburse LC Issuer by the applicable time, Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Percentage Share thereof. In such event, Borrower shall be deemed to have requested a Borrowing of Base Rate Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.1 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Total Committed Amount, as applicable, and the conditions set forth in Article IV (without giving effect to Borrower’s failure to so reimburse LC Issuer as provided in this Section 2.10(c)(i) above). Any notice given by LC Issuer or Administrative Agent pursuant to this Section 2.10(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
          (ii) Each Lender shall upon any notice pursuant to Section 2.10(c)(i) prior to 11:00 a.m. (New York, New York time), make funds available to Administrative Agent for the account of LC Issuer, in Dollars at Administrative Agent’s Office in an amount equal to such Lender’s Percentage Share of the Unreimbursed Amount not later than 1:00 p.m. (New York, New York time) on the Business Day specified in such notice by Administrative Agent (and, if such notice pursuant to Section 2.10(c)(i) is at or after 11:00 a.m. (New York, New York time), each Lender shall make such funds available not later than 1:00 p.m. (New York, New York time) on the following Business Day), whereupon, subject to the provisions of Section 2.10(c)(iii), each Lender that so makes funds available shall be deemed to have made a Base Rate Loan to Borrower in such amount. Administrative Agent shall remit the funds so received to LC Issuer in Dollars.
          (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of Base Rate Loans because the conditions set forth in Article IV (without giving effect to Borrower’s failure to reimburse LC Issuer as provided in Section 2.10(c)(i)) cannot be satisfied, because LC Issuer’s notice pursuant to Section 2.10(c)(i) is at or after 11:00 a.m. (New York, New York time) or for any other reason, Borrower shall be deemed to have incurred from LC Issuer an LC Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which LC Borrowing shall be due and payable on the second Business Day following the corresponding Honor Date (together with interest) and shall bear interest on the amount thereof from time to time outstanding at the Base Rate in effect from time to time, and if not repaid by 11:00 a.m. (New York, New York time) on such second succeeding Business Day, shall thereafter bear interest on the amount thereof from time to time outstanding at the Default Rate. In such event, each Lender’s payment to Administrative Agent for the account of LC Issuer pursuant to Section 2.10(c)(ii) shall be deemed payment in respect of its participation in such LC Borrowing and shall constitute an LC Advance from such Lender in satisfaction of its participation obligation under this Section 2.10.
          (iv) Until each Lender funds its Loan or LC Advance pursuant to this Section 2.10(c) to reimburse LC Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Percentage Share of such amount shall be solely for the account of LC Issuer.
          (v) Each Lender’s obligation to make Loans or LC Advances to reimburse LC Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.10(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against LC Issuer, Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.10(c) is subject to the amount of unutilized portion of the Total Committed Amount, and the conditions set forth in Article IV (without giving effect to Borrower’s failure to so reimburse LC Issuer pursuant to Section 2.10(c)(i) above). No such making of an LC Advance shall relieve or otherwise impair the obligation of Borrower to reimburse LC Issuer for the amount of any payment made by LC Issuer under any Letter of Credit issued at the request of Borrower, together with interest as provided herein.
          (vi) If any Lender fails to make available to Administrative Agent for the account of LC Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.10(c) by the time specified in Section 2.10(c)(ii), LC Issuer shall be entitled to recover from such Lender (acting through Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to LC Issuer at a rate per annum equal to the greater of (a) the Federal Funds Rate, and (b) a rate determined by LC Issuer in accordance with banking industry rules on interbank compensation. A certificate of LC Issuer submitted to any Lender (through Administrative Agent) with respect to any amounts owing under this clause (vi) shall be conclusive absent manifest error.
          (vii) In the event Borrower or any Lender shall have made available funds to LC Issuer as contemplated pursuant to Section 2.10(a)(iii)(E) with respect to LC Issuer’s risk with respect to any Lender’s Percentage Share of any Letter of Credit: (x) with respect to any such funds made available by Borrower, upon any notice by LC Issuer to Borrower of any payment by LC Issuer under such Letter of Credit pursuant to Section 2.10(c)(i) above, Borrower may request that such funds be applied in partial satisfaction of Borrower’s reimbursement obligations thereunder with respect thereto (and if such funds are not so applied and Borrower reimburses LC Issuer pursuant to such Section 2.10(c)(i) with respect to such payment by LC Issuer under such Letter of Credit, LC Issuer will promptly return such unapplied funds to Borrower), and (y) with respect to any such funds made available by any such Lender, LC Issuer shall be entitled to immediately apply any such funds to such Lender’s Percentage Share of any Unreimbursed Amounts with respect to such Letter of Credit, and in each such case such funds (and the application thereof) shall not be subject to the provisions of Section 3.1 or 9.10 hereof.

     (d) Repayment of Participations.
          (i) At any time after LC Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s LC Advance in respect of such payment in accordance with Section 2.10(c), if Administrative Agent receives for the account of LC Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrower or otherwise, including proceeds of Cash Collateral applied thereto by Administrative Agent), Administrative Agent will distribute to such Lender its Percentage Share thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s LC Advance was outstanding) in the same funds as those received by Administrative Agent.
          (ii) If any payment received by Administrative Agent for the account of LC Issuer pursuant to Section 2.10(c)(i) is required to be returned under any of the circumstances described in Section 10.10 (including pursuant to any settlement entered into by LC Issuer in its discretion), each Lender shall pay to Administrative Agent for the account of LC Issuer its Percentage Share thereof on demand of Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
     (e) Obligations Absolute. The obligation of Borrower to reimburse LC Issuer for each drawing under each Letter of Credit issued at the request of Borrower and to repay each LC Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
          (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
          (ii) the existence of any claim, counterclaim, setoff, defense or other right that Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), any LC Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
          (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
          (iv) any payment by LC Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by LC Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any debtor relief Law;

          (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or any Subsidiary.
Borrower shall promptly examine a copy of each Letter of Credit requested by it and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify LC Issuer, and LC Issuer will correct such claim in conformity with Borrower’s instructions or as otherwise agreed between Borrower and LC Issuer, subject to the terms hereof. Borrower shall be conclusively deemed to have waived any such claim against LC Issuer and its correspondents with respect to any Letter of Credit issued at Borrower’s request unless such notice is given as aforesaid.
     (f) Role of LC Issuer. Each Lender and Borrower agrees that, in paying any drawing under a Letter of Credit, LC Issuer shall have no responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. Neither LC Issuer, nor Administrative Agent, nor any of their respective Related Parties nor any correspondent, participant or assignee of LC Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Majority Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence, willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. Neither LC Issuer, nor Administrative Agent, nor any of their respective Related Parties nor any correspondent, participant or assignee of LC Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.10(e); provided, however, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against LC Issuer, and LC Issuer may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which Borrower proves were caused by LC Issuer’s willful misconduct, gross negligence or material breach of any of its obligations hereunder or under any Issuer Document or under any Letter of Credit issued on Borrower’s behalf after the presentation to LC Issuer by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, LC Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and LC Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

     (g) Cash Collateral.
          (i) Within one Business Day following the request of Administrative Agent, (A) if LC Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an LC Borrowing that remains outstanding for more than two Business Days thereafter, or (B) if, as of the Letter of Credit Expiration Date, any LC Obligation with respect to Borrower for any reason remains outstanding, Borrower shall, in each case, immediately Cash Collateralize the then Outstanding Amount of all such LC Obligations.
          (ii) For purposes of this Agreement, “Cash Collateralize” means to pledge and deposit with or deliver to Administrative Agent, for the benefit of LC Issuer and Lenders, as collateral for the applicable LC Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to Administrative Agent and LC Issuer (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. Borrower hereby grants to Administrative Agent, for the benefit of LC Issuer and Lenders, to the extent of its interests in any such cash or deposit account balances, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, interest bearing deposit accounts at Administrative Agent.
When the LC Borrowing giving rise to the posting of Cash Collateral has been discharged or Borrower otherwise has no LC Obligations outstanding, and no other event of the nature described in Section 2.10(g)(i)(A) then exists, any Lien on any Cash Collateral shall automatically terminate and Administrative Agent will promptly return such Cash Collateral to Borrower.
     (h) Applicability of ISP and UCP. Unless otherwise expressly agreed by LC Issuer and Borrower when a Letter of Credit is issued (including any such agreement applicable to any Letter of Credit outstanding under the Existing Agreement as of the Closing Date, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial or documentary Letter of Credit.
     (i) Letter of Credit Fees. Borrower shall pay, solely with respect to the Letters of Credit issued at the request of Borrower, to Administrative Agent for the account of each Lender in accordance with such Lender’s Percentage Share, a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Margin for Eurodollar Loans times the daily amount available to be drawn under such Letter of Credit; provided, no such Letter of Credit Fee shall accrue or be deemed to have accrued, or be owing or payable by Borrower to Administrative Agent for the account of any Lender with respect to such Lender’s Percentage Share of such Letter of Credit in the event Borrower has entered into an arrangement with LC Issuer with respect to LC Issuer’s risk with respect to such Lender’s obligation to fund its Percentage Share of Unreimbursed Amounts with respect to such Letter of Credit. as contemplated in Section 2.10(a)(iii)(E). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.6. Subject to the proviso set forth in the second immediately preceding sentence hereof, Letter of Credit Fees shall be computed on a quarterly basis in arrears and shall be due and payable on the last day of each March, June, September and December. If there is any change in such Applicable Margin during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by such Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect.
     (j) Fronting Fee and Documentary and Processing Charges Payable to LC Issuer. Borrower shall pay directly to LC Issuer for its own account a fronting fee solely with respect to each Letter of Credit requested by Borrower, at such rate as agreed to by Borrower and LC Issuer, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears, and due and payable on the first Business Day after the end of each March, June, September and December. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.6. In addition, Borrower shall pay directly to LC Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of LC Issuer relating to letters of credit as from time to time in effect, effective schedules of which will be provided to Borrower upon request. Such customary fees and standard costs and charges are due and payable quarterly in arrears on the first Business Day after the end of each March, June, September and December and are nonrefundable.
     (k) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
     (l) Transferees of Letters of Credit. If any Letter of Credit provides that it is transferable, LC Issuer shall have no duty to determine the proper identity of anyone appearing as transferee of such Letter of Credit, nor shall LC Issuer be charged with responsibility of any nature or character for the validity or correctness of any transfer or successive transfers, and payment by LC Issuer to any purported transferee or transferees as determined by LC Issuer is hereby authorized and approved, and Borrower requesting such Letter of Credit releases each Lender Party from, and agrees to hold each Lender Party harmless and indemnified against, any liability or claim in connection with or arising out of the foregoing, WHICH INDEMNITY SHALL APPLY WHETHER OR NOT ANY SUCH LIABILITY OR CLAIM IS IN ANY WAY OR TO ANY EXTENT CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY LENDER PARTY, provided only that no Lender Party shall be entitled to indemnification for that portion, if any, of any liability or claim which is proximately caused by its own individual gross negligence or willful misconduct, as determined in a final judgment.
ARTICLE III — Payments to Lenders
     Section 3.1. Payments Generally; Administrative Agent’s Clawback.
     (a) General. All payments to be made by Borrower hereunder shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s Office in Dollars and in immediately available funds not later than 12:00 noon, New York, New York time on the date specified herein. Administrative Agent will promptly distribute to each Lender its Percentage Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by Administrative Agent after 12:00 noon, New York, New York time shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.
     (b) Order of Payment. When Administrative Agent collects or receives money on account of the Obligations, Administrative Agent shall distribute all money so collected or received, and each Lender Party shall apply all such money so distributed, as follows:
     (i) first, for the payment of all Obligations which are then due, subject, with respect to money received pursuant to the exercise of remedies under the Security Documents, to Section 8.3 (and if such money is insufficient to pay all such Obligations, first to any reimbursements due Administrative Agent under Section 10.4 and then to the partial payment of all other Obligations then due in proportion to the amounts thereof, or as Lender Parties shall otherwise agree);
     (ii) then for the prepayment of amounts owing under the Loan Documents (other than principal on the Notes) if so specified by Borrower;
     (iii) then for the prepayment of principal on the Notes, together with accrued and unpaid interest on the principal so prepaid, or held by LC Issuer and applied to LC Obligations as they mature; and
     (iv) last, for the payment or prepayment of any other Obligations.
All payments applied to principal or interest on any Note shall be applied first to any interest then due and payable, then to principal then due and payable, and last to any prepayment of principal and accrued interest thereon in compliance with Sections 2.7 and 2.8, as applicable. All distributions of amounts described in any of subsections (ii), (iii), or (iv) above shall be made by Administrative Agent pro rata to each Lender Party then owed Obligations described in such subsection in proportion to all amounts owed to all Lender Parties which are described in such subsection; provided that if any Lender then owes payments to LC Issuer for the purchase of a participation under Section 2.10(c) or to Administrative Agent under Section 9.9, any amounts otherwise distributable under this section to such Lender shall be deemed to belong to LC Issuer or Administrative Agent, respectively, to the extent of such unpaid payments, and Administrative Agent shall apply such amounts to make such unpaid payments rather than distribute such amounts to such Lender.
     (c) Payments by Borrower; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to Administrative Agent for the account of Lenders or LC Issuer hereunder that Borrower will not make such payment, Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders or LC Issuer, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each Lender or LC Issuer, as the case may be, severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender or LC Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation. A notice of the Administrative Agent to any Lender with respect to any amount owing under this subsection (c) shall be conclusive, absent manifest error.
     (d) Failure to Satisfy Conditions Precedent. If any Lender makes available to Administrative Agent funds for any Loan to be made by such Lender as provided in Article II, and such funds are not made available to Borrower by Administrative Agent because the conditions to the applicable Loan set forth in Article IV are not satisfied or waived in accordance with the terms hereof, Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.
     (e) Obligations of Lenders Several. The obligations of Lenders hereunder to make Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 10.4(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 10.4(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.4(c).
     (f) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
     Section 3.2. Capital Reimbursement. If either (a) the introduction or implementation of or the compliance with or any change in or in the interpretation of any Law, or (b) the introduction or implementation of or the compliance with any request, directive or guideline from any central bank or other governmental authority (whether or not having the force of Law) affects or would affect the amount of capital required or expected to be maintained by any Lender Party or any corporation controlling any Lender Party, then, within five Business Days after demand by such Lender Party, Borrower will pay to Administrative Agent for the benefit of such Lender Party, from time to time as specified by such Lender Party, such additional amount or amounts which such Lender Party shall determine to be appropriate to compensate such Lender Party or any corporation controlling such Lender Party in light of such circumstances, to the extent that such Lender Party reasonably determines that the amount of any such capital would be increased or the rate of return on any such capital would be reduced by or in whole or in part based on the existence of the face amount of such Lender Party’s Loans, Letters of Credit, participations in Letters of Credit or commitments under this Agreement.
     Section 3.3. Increased Cost of Eurodollar Loans or Letters of Credit. If any applicable Law (whether now in effect or hereinafter enacted or promulgated, including Regulation D) or any interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of Law):

     (a) shall change the basis of taxation of payments to any Lender Party of any principal, interest, or other amounts attributable to any Eurodollar Loan or Letter of Credit or otherwise due under this Agreement in respect of any Eurodollar Loan or Letter of Credit (other than taxes imposed on, or measured by, such Lender Party’s overall net income (however denominated), and franchise taxes imposed on such Lender Party (in lieu of net income taxes) or any Applicable Lending Office of such Lender Party by any jurisdiction in which such Lender Party or any such Applicable Lending Office is located); or
     (b) shall change, impose, modify, apply or deem applicable any reserve, special deposit or similar requirements in respect of any Eurodollar Loan or Letter of Credit (excluding those for which such Lender Party is fully compensated pursuant to adjustments made in the definition of Eurodollar Rate) or against assets of, deposits with or for the account of, or credit extended by, such Lender Party; or
     (c) shall impose on any Lender Party or the interbank Eurocurrency deposit market any other condition affecting any Eurodollar Loan or Letter of Credit, the result of which is to increase the cost to any Lender Party of funding or maintaining any Eurodollar Loan or Letter of Credit or to reduce the amount of any sum receivable by any Lender Party in respect of any Eurodollar Loan or of issuing any Letter of Credit by an amount deemed by such Lender Party to be material, then such Lender Party shall promptly notify Administrative Agent and Borrower in writing of the happening of such event and of the amount required to compensate such Lender Party for such event (on an after-tax basis, taking into account any taxes on such compensation), whereupon (i) Borrower shall, within five Business Days after demand therefor by such Lender Party, pay such amount to Administrative Agent for the account of such Lender Party and (ii) Borrower may elect, by giving to Administrative Agent and such Lender Party not less than three Business Days’ notice, to Convert all (but not less than all) of any such Eurodollar Loans into Base Rate Loans.
     Section 3.4. Notice; Change of Applicable Lending Office. A Lender Party shall notify Borrower of any event occurring after the date of this Agreement that will entitle such Lender Party to compensation under Section 3.2, 3.3, or 3.6(a) hereof as promptly as practicable, but in any event within 180 days, after such Lender Party obtains actual knowledge thereof; provided, that (i) if such Lender Party fails to give such notice within 180 days after it obtains actual knowledge of such an event, such Lender Party shall, with respect to compensation payable pursuant to Section 3.2, 3.3, or 3.6(a) in respect of any costs resulting from such event, only be entitled to payment under Section 3.2, 3.3, or 3.6(a) hereof for costs incurred from and after the date 180 days prior to the date that such Lender Party does give such notice and (ii) such Lender Party will designate a different Applicable Lending Office for the Loans affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender Party, be disadvantageous to such Lender Party, except that such Lender Party shall have no obligation to designate an Applicable Lending Office located in the United States of America. Each Lender Party will furnish to Borrower a certificate setting forth the basis and amount of each request by such Lender Party for compensation under Section 3.2, 3.3, or 3.6(a) hereof.

     Section 3.5. Illegality. If any Lender Party determines that any Law enacted, changed or construed after the Closing Date has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for such Lender Party or its applicable Lending Office to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender Party to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender Party to the Borrower through the Administrative Agent, any obligation of such Lender Party to make or continue Eurodollar Loans or to convert Base Rate Loans to Eurodollar Loans, or, if such notice relates to the unlawfulness or asserted unlawfulness of charging interest based on the Eurodollar Rate, to make Base Rate Loans as to which the interest rate is determined with reference to the Eurodollar Rate, shall be suspended until such Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from such Lender Party (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender Party and Base Rate Loans as to which the interest rate is determined with reference to the Eurodollar Rate to Base Rate Loans as to which the rate of interest is not determined with reference to the Eurodollar Rate, either on the last day of the Interest Period therefor, if such Lender Party may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender Party may not lawfully continue to maintain such Eurodollar Loans or Base Rate Loan. Notwithstanding the foregoing and despite the illegality for such Lender Party to make, maintain or fund Eurodollar Loans or Base Rate Loans as to which the interest rate is determined with reference to the Eurodollar Rate, that Lender Party shall remain committed to make Base Rate Loans and shall be entitled to recover interest at the Base Rate. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted.
     Section 3.6. Inability to Determine Rates; Market Disruption.
     (a) If Majority Lenders determine that for any reason in connection with any request for a Loan or a conversion to or continuation thereof that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Loan, (ii) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan or in connection with a Base Rate Loan, or (iii) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Loan or in connection with a Eurodollar Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, Administrative Agent will promptly so notify Borrower and each Lender. Thereafter, the obligation of Lenders to make or maintain Eurodollar Loans and Base Rate Loans as to which the interest rate is determined with reference to the Eurodollar Rate shall be suspended until Administrative Agent (upon the instruction of Majority Lenders) revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.
     (b) If at any time Majority Lenders determine (which determination shall be conclusive and binding upon Borrower) that, as a result of a material adverse change in, or material disruption of conditions in, the financial, banking or capital markets, the Eurodollar Rate or the Base Rate, as the case may be, will not adequately and fairly reflect the cost to such

Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans, Administrative Agent shall give notice thereof to Borrower and Lenders as soon as practicable thereafter and, upon delivery of such notice, such notice shall be in effect until the earlier of (i) the thirtieth (30th) day following such notice and (ii) the date on which Administrative Agent (upon the instruction of Majority Lenders) revokes such notice; provided, upon the expiration of any such thirty (30) day period, Majority Lenders may pursuant to a reaffirmation of any such determination, extend the effectiveness of such notice for subsequent thirty (30) day periods without limit.
     Section 3.7. Funding Losses. In addition to its other obligations hereunder, with respect to each Commitment, Borrower will indemnify each Lender Party extending credit pursuant thereto against, and reimburse each Lender Party on demand for, any loss or expense incurred or sustained by such Lender Party (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender Party to fund or maintain Eurodollar Loans), as a result of (a) any payment or prepayment (whether or not authorized or required hereunder) of all or a portion of a Eurodollar Loan on a day other than the day on which the applicable Interest Period ends, (b) any payment or prepayment, whether or not required hereunder, of a Loan made after the delivery, but before the effective date, of a Continuation/Conversion Notice, if such payment or prepayment prevents such Continuation/Conversion Notice from becoming fully effective, (c) the failure of any Loan to be made or of any Continuation/Conversion Notice to become effective due to any condition precedent not being satisfied or due to any other action or inaction of Borrower, or (d) any Conversion (whether or not authorized or required hereunder) of all or any portion of any Eurodollar Loan into a Base Rate Loan or into a different Eurodollar Loan on a day other than the day on which the applicable Interest Period ends. Such indemnification shall be on an after-tax basis, taking into account any taxes imposed on the amounts paid as indemnity.
     Section 3.8. Reimbursable Taxes. With respect to the Commitments, Borrower covenants and agrees with each Lender Party extending credit pursuant thereto that:
     (a) Borrower will indemnify each such Lender Party against and reimburse each such Lender Party for all present and future stamp and other taxes, duties, levies, imposts, deductions, charges, costs, and withholdings whatsoever imposed, assessed, levied or collected on or in respect of this Agreement, any Eurodollar Loans or Letters of Credit (whether or not legally or correctly imposed, assessed, levied or collected), excluding, however, any taxes imposed on or measured by the overall net income (however denominated) and franchise taxes imposed on (in lieu of income taxes) Administrative Agent or such Lender Party or any Applicable Lending Office of such Lender Party by any jurisdiction in which such Lender Party or any such Applicable Lending Office is located (all such non-excluded taxes, levies, costs and charges being collectively called “Reimbursable Taxes” in this section). Such indemnification shall be on an after-tax basis, taking into account any taxes imposed on the amounts paid as indemnity.
     (b) All payments on account of the principal of, and interest on, each such Lender Party’s Loans and Note, and all other amounts payable by Borrower to any such Lender Party hereunder, shall be made in full without set-off or counterclaim and shall be made free and clear of and without deductions or withholdings of any nature by reason of any Reimbursable Taxes, all of which will be for the account of Borrower. In the event of Borrower being compelled by Law to make any such deduction or withholding from any payment to any such Lender Party,

Borrower shall pay on the due date of such payment, by way of additional interest, such additional amounts as are needed to cause the amount receivable by such Lender Party after such deduction or withholding to equal the amount which would have been receivable in the absence of such deduction or withholding. If Borrower should make any deduction or withholding as aforesaid, Borrower shall within 60 days thereafter forward to such Lender Party an official receipt or other official document evidencing payment of such deduction or withholding.
     (c) If Borrower is ever required to pay any Reimbursable Tax with respect to any Eurodollar Loan, Borrower may elect, by giving to Administrative Agent and such Lender Party not less than three Business Days’ notice, to Convert all (but not less than all) of any such Eurodollar Loan into a Base Rate Loan, but such election shall not diminish Borrower’s obligation to pay all Reimbursable Taxes.
     (d) Notwithstanding the foregoing provisions of this section, Borrower shall be entitled, to the extent it is required to do so by Law, to deduct or withhold (and not to make any indemnification or reimbursement for) income or other similar taxes imposed by the United States of America (other than any portion thereof attributable to a change in federal income tax Laws effected after the date hereof) from interest, fees or other amounts payable hereunder for the account of such Lender Party, other than such a Lender Party (i) who is a US person for Federal income tax purposes or (ii) who has the Prescribed Forms on file with Administrative Agent (with copies provided to the relevant Borrower) for the applicable year to the extent deduction or withholding of such taxes is not required as a result of the filing of such Prescribed Forms, provided that if Borrower shall so deduct or withhold any such taxes, it shall provide a statement to Administrative Agent and such Lender Party, setting forth the amount of such taxes so deducted or withheld, the applicable rate and any other information or documentation which such Lender Party may reasonably request for assisting such Lender Party to obtain any allowable credits or deductions for the taxes so deducted or withheld in the jurisdiction or jurisdictions in which such Lender Party is subject to tax. As used in this section, “Prescribed Forms” means such duly executed forms or statements, and in such number of copies, which may, from time to time, be prescribed by Law and which, pursuant to applicable provisions of (x) an income tax treaty between the United States and the country of residence of such Lender Party providing the forms or statements, (y) the Code, or (z) any applicable rules or regulations thereunder, permit Borrower to make payments hereunder for the account of such Lender Party free of such deduction or withholding of income or similar taxes.
     Section 3.9. Replacement of Lenders. If any Lender Party requests compensation under Sections 3.2 or 3.3, notifies Borrower pursuant to Section 3.5 that it is unable to make, maintain or fund Eurodollar Loans, or is among Majority Lenders determining that the Market Disruption Spread is applicable pursuant to Section 3.6(b), or if Borrower is required to pay any additional amount to any Lender Party or any Governmental Authority for the account of any Lender pursuant to Section 3.8, or if any Lender Party is a Defaulting Lender, then Borrower may, at its sole expense and effort, upon notice to such Lender Party and Administrative Agent, require such Lender Party to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.5), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender Party, if a Lender Party accepts such assignment), provided that:

     (a) Borrower or such assignee shall have paid to Administrative Agent the assignment fee specified in Section 10.5(b);
     (b) such Lender Party shall have received payment of an amount equal to the outstanding principal of its Loans and LC Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.7) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);
     (c) in the case of any such assignment resulting from a claim for compensation under Section 3.2 or 3.3 or 3.6(a), inability to make, maintain or fund Eurodollar Loans under Section 3.5, application of the Market Disruption Spread pursuant to Section 3.6(b), or payments required to be made pursuant to Section 3.8, such assignment will result in a reduction in such compensation or payments, increased availability of Eurodollar Loans, or revocation of application of the Market Disruption Spread thereafter; and
     (d) such assignment does not conflict with applicable Laws.
     A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.
ARTICLE IV — Conditions Precedent to Lending
     Section 4.1. Documents to be Delivered. No Lender has any obligation to make its first Loan, and LC Issuer has no obligation to issue the first Letter of Credit, unless Administrative Agent shall have received all of the following, at Administrative Agent’s office in Boston, Massachusetts, duly executed and delivered and in form, substance and date satisfactory to Administrative Agent, each of which was so executed and delivered:
     (a) This Agreement and any other document that Lenders are to execute in connection herewith.
     (b) Each Note and each Security Document.
     (c) Certain certificates including:
     (i) An “Omnibus Certificate” of the secretary or assistant secretary and any vice president of Plains Marketing GP Inc., the general partner of Borrower, which shall contain the names and signatures of the officers of such company authorized to execute Loan Documents on behalf of Borrower and which shall certify to the truth, correctness and completeness of the following exhibits attached thereto: (1) a copy of resolutions duly adopted by the Board of Directors of such company and in full force and effect at the time this Agreement is entered into, authorizing the execution of this Agreement and the other Loan Documents delivered or to be delivered by Borrower in connection herewith and the consummation of the transactions contemplated herein and therein, (2) a copy of the charter documents of Borrower and its general partner, and all amendments thereto, certified by the appropriate official of its jurisdiction of organization, and

(3) a copy of the agreement of limited partnership of Borrower and bylaws of its general partner;
     (ii) An “Omnibus Certificate” of the secretary or assistant secretary and any vice president of Plains All American GP LLC (“GP LLC”), the general partner of Plains AAP, L.P., the sole member of PAA GP LLC (“MLP GP”), the general partner of PAA, which shall contain the names and signatures of the officers of such general partner authorized to execute Loan Documents on behalf of PAA and which shall certify to the truth, correctness and completeness of the following exhibits attached thereto: (1) a copy of resolutions duly adopted by the board of directors of such general partner and in full force and effect at the time this Agreement is entered into, authorizing the execution of the PAA Guaranty and the other Loan Documents delivered or to be delivered by PAA in connection herewith and the consummation of the transactions contemplated herein and therein, (2) a copy of the charter documents of PAA, MLP GP, Plains AAP, L.P. and GP LLC, and all amendments thereto, certified by the appropriate official of its jurisdiction of organization, and (3) a copy of the agreement of limited partnership or limited partnership agreement of PAA and Plains AAP, L.P., and the limited liability company agreement of GP LLC and MLP GP;
     (iii) A certificate of the chief financial officer of Plains Marketing GP Inc., regarding satisfaction of Section 4.2; and
     (d) A certificate (or certificates) of the due formation, valid existence and good standing, as applicable, of Borrower in Texas, issued by the Texas Secretary of State, and PAA in Delaware, issued by the Delaware Secretary of State.
     (e) Favorable opinions of Tim Moore, Esq., General Counsel for Borrower and PAA, substantially in the form set forth in Exhibit D-1, and Fulbright & Jaworski L.L.P., special Texas and New York counsel to Borrower and PAA, substantially in the form set forth in Exhibit D-2.
     (f) The Initial Financial Statements.
     (g) Administrative Agent shall have received all documents and instruments which Administrative Agent has then requested (including opinions of legal counsel for Borrower and Administrative Agent; corporate documents and records; documents evidencing governmental authorizations, consents, approvals, licenses and exemptions; and certificates of public officials and of officers and representatives of Borrower and other Persons), as to (i) the accuracy and validity of or compliance with all representations, warranties and covenants made by Borrower in this Agreement and the other Loan Documents, (ii) the satisfaction of all conditions contained herein or therein, and (iii) all other matters pertaining hereto and thereto. All such additional documents and instruments shall be satisfactory to Administrative Agent in form and substance.
     (h) Payment of all commitment, facility, agency and other fees required to be paid to Administrative Agent or any Lender pursuant to any Loan Documents or any commitment agreement heretofore entered into.

Without limiting the generality of the provisions of Section 9.4, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto, and Administrative Agent hereby agrees to promptly provide Borrower with a copy of any such notice received by Administrative Agent.
     Section 4.2. Additional Conditions Precedent. No Lender has any obligation to make any Loan (including its first), and LC Issuer has no obligation to issue any Letter of Credit (including its first), unless the following conditions precedent have been satisfied:
     (a) All representations and warranties made by Borrower or PAA in any Loan Document shall be true on and as of the date of such Loan or the date of issuance of such Letter of Credit as if such representations and warranties had been made as of the date of such Loan or the date of issuance of such Letter of Credit except to the extent that such representation or warranty was made as of a specific date or updated, modified or supplemented as of a subsequent date with the consent of Majority Lenders, then in each such case, such other date.
     (b) No Default or “Default” (as such term is used and defined in the PAA Credit Agreement) shall exist at the date of such Loan or the date of issuance of such Letter of Credit or shall result from such Loan or such issuance of such Letter of Credit.
ARTICLE V — Representations and Warranties
     To confirm each Lender’s understanding concerning Borrower and PAA, and their respective businesses, properties and obligations, and to induce each Lender to enter into this Agreement and to extend credit hereunder, Borrower represents and warrants to each Lender that:
     Section 5.1. No Default. No event has occurred and is continuing which constitutes a Default, except as has been waived in accordance with this Agreement.
     Section 5.2. Organization and Good Standing. Each of Borrower and PAA is duly organized or formed, validly existing and in good standing under the Laws of its jurisdiction of organization or formation, having all requisite corporate or similar powers required to carry on its business and enter into and carry out the transactions contemplated hereby. Borrower is duly qualified, in good standing, and authorized to do business in all other jurisdictions wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary except where the failure to so qualify would not reasonably be expected to cause a Material Adverse Change.
     Section 5.3. Authorization. Each of Borrower and PAA has duly taken all action necessary to authorize the execution and delivery by it of the Loan Documents to which it is a party and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder. Borrower is duly authorized to borrow funds hereunder.
     Section 5.4. No Conflicts or Consents. The execution and delivery by each of Borrower and PAA of the Loan Documents to which it is a party, the performance by it of its obligations, and the consummation of the transactions contemplated thereby, do not and will not (i) violate any provision of (1) Law applicable to it, (2) its organizational documents or (3) any judgment, order or material license or permit applicable to or binding upon it, (ii) result in the acceleration of any Indebtedness owed by it or (iii) result in or require the creation of any consensual Lien upon any of its material assets or properties except as expressly contemplated in, or permitted by, the Loan Documents. Except as expressly contemplated in or permitted by the Loan Documents, disclosed in the Disclosure Schedule or disclosed pursuant to Section 6.4, no permit, consent, approval, authorization or order of, and no notice to or filing, registration or qualification with, any Governmental Authority is required on the part of Borrower or PAA pursuant to the provisions of any material Law applicable to it as a condition to its execution, delivery or performance of any Loan Document to which it is a party or (ii) to consummate any transactions contemplated by the Loan Documents to which it is a party.
     Section 5.5. Enforceable Obligations. This Agreement is, and the other Loan Documents when duly executed and delivered will be, legal, valid and binding obligations of Borrower and PAA, to the extent a party thereto, enforceable in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar Laws of general application relating to the enforcement of creditors’ rights and general principles of equity.
     Section 5.6. Initial Financial Statements. Borrower has heretofore delivered to each Lender true, correct and complete copies of the Initial Financial Statements. The Initial Financial Statements fairly present PAA’s and Borrower’s Consolidated financial position at the date thereof and the Consolidated results of PAA’s and Borrower’s operations for the periods thereof, and in the case of the annual Initial Financial Statements, Consolidated cash flows for the period thereof. Except as disclosed pursuant to Section 6.4, since the date of the annual Initial Financial Statements, no Material Adverse Change has occurred. All Initial Financial Statements described in clause (i) of that defined term were prepared in accordance with GAAP.
     Section 5.7. Other Obligations and Restrictions. As of the Closing Date, Borrower has no outstanding payment obligations of any kind (including contingent obligations, tax assessments and unusual forward or long-term commitments) which are, in the aggregate, material to Borrower or material with respect to Borrower’s Consolidated financial condition and not reflected in the Initial Financial Statements, disclosed in the Disclosure Schedule or otherwise permitted under Section 7.1. Except as disclosed in the Disclosure Schedule or pursuant to Section 6.4, Borrower is not subject to or restricted by any franchise, contract, deed, charter restriction, or other instrument or restriction which would reasonably be expected to cause a Material Adverse Change.
     Section 5.8. Full Disclosure. No certificate, statement or other information delivered herewith or heretofore by Borrower to any Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading as of the date made or deemed made (or if such information expressly relates or refers to an earlier date, as of such earlier date). All written information furnished after the date hereof by or on behalf of Borrower to Administrative Agent or any Lender Party in connection with this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby will be true, complete and accurate in every material respect in light of the circumstances in which made or based on reasonable estimates, in each case as of the date on which such information is stated or certified (or if such information expressly relates or refers to an earlier date, as of such earlier date). There is no fact known to Borrower that has not been disclosed to each Lender in writing which would reasonably be expected to cause a Material Adverse Change.
     Section 5.9. Litigation. Except as disclosed in the Initial Financial Statements, in the Disclosure Schedule or pursuant to Section 6.4: (i) there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the knowledge of Borrower overtly threatened, against Borrower or affecting any Collateral (including, without limitation, any which challenge or otherwise pertain to Borrower’s title to any Collateral) before any Governmental Authority having jurisdiction over it which would reasonably be expected to cause a Material Adverse Change, and (ii) there are no outstanding judgments, injunctions, writs, rulings or orders by any such Governmental Authority having jurisdiction over it against Borrower or, to the knowledge of Borrower, Borrower’s stockholders, partners, directors or officers or affecting any Collateral which would reasonably be expected to cause a Material Adverse Change.
     Section 5.10. ERISA Plans and Liabilities. All currently existing ERISA Plans are listed in the Disclosure Schedule or pursuant to Section 6.4. Except as disclosed in the Initial Financial Statements, in the Disclosure Schedule or pursuant to Section 6.4, no Termination Event has occurred with respect to any ERISA Plan and all ERISA Affiliates are in compliance with ERISA in all material respects, to the extent that the non-compliance therewith would not be reasonably expected to cause a Material Adverse Change. No ERISA Affiliate is required to contribute to, or has any other absolute or contingent liability in respect of, any “multiemployer plan” as defined in Section 4001 of ERISA. Except as set forth in the Disclosure Schedule or disclosed pursuant to Section 6.4: (i) no “accumulated funding deficiency” (as defined in Section 412(a) of the Code) exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, and (ii) the current value of each ERISA Plan’s benefits does not exceed the current value of such ERISA Plan’s assets available for the payment of such benefits by more than $5,000,000.
     Section 5.11. Compliance with Permits, Consents and Law. Except as set forth in the Disclosure Schedule or pursuant to Section 6.4, Borrower has all permits, licenses and authorizations required in connection with the conduct of its businesses, except to the extent failure to have any such permit, license or authorization would not reasonably be expected to cause a Material Adverse Change. Except as set forth in the Disclosure Schedule or pursuant to Section 6.4, Borrower is in compliance with the terms and conditions of all such permits, licenses and authorizations, and is also in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in any Law, including applicable Environmental Law, or in any regulation, code, plan, order, decree, judgment, injunction, notice or demand letter issued, entered, promulgated or approved thereunder, except to the extent that non-compliance therewith would not reasonably be expected to cause a Material Adverse Change or such term, restriction or otherwise is being contested in good faith or a bona fide dispute exists with respect thereto.
     Section 5.12. Environmental Laws. Except as set forth in the Disclosure Schedule or disclosed pursuant to Section 6.4, (i) Borrower and its Subsidiaries are conducting their businesses in material compliance with all applicable Laws, including Environmental Laws, and have and are in compliance with all licenses and permits required under any such Laws, unless failure to so comply or have such licenses and permits would not reasonably be expected to cause a Material Adverse Change; (ii) none of the operations or properties of Borrower or any of its Subsidiaries is the subject of federal, provincial or local investigation evaluating whether any material remedial action is needed to respond to a release of any Hazardous Materials into the environment or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Materials, unless such remedial action would not reasonably be expected to cause a Material Adverse Change; and (iii) neither Borrower nor any of its Subsidiaries (and to the actual knowledge of Borrower, no other Person) has filed any notice under any Law indicating that Borrower or any of its Subsidiaries is responsible for the improper release into the environment, or the improper storage or disposal, of any material amount of any Hazardous Materials or that any Hazardous Materials have been improperly released, or are improperly stored or disposed of, upon any property of any such Person, other than of an alleged improper release, storage or disposal that would not reasonably be expected to cause a Material Adverse Change.
     Section 5.13. Accounts; Title to Properties. All Accounts arising from or with respect to contracts for the sale of Financed Eligible Hedged Inventory shall qualify as Approved Eligible Receivables, and Borrower has complied in all respects with the terms of each related contract for sale. Borrower has good and defensible title to all of its material properties and assets, free and clear of all Liens (other than Liens permitted pursuant to Section 7.1) and of all impediments to the use of such properties and assets in its business, other than such impediments that would not reasonably be expected to cause a Material Adverse Change.
     Section 5.14. Government Regulation. Neither Borrower nor PAA is subject to regulation under the Investment Company Act of 1940 (as any of the preceding acts have been amended) or any other Law which regulates the incurring by Borrower or PAA of Indebtedness, including Laws relating to common contract carriers or the sale of electricity, gas, steam, water or other public utility services. Neither Borrower nor PAA is subject to regulation under the Federal Power Act which would violate, result in a default of, or prohibit the effectiveness or the performance of any of the provisions of the Loan Documents.
     Section 5.15. Insider. Neither Borrower nor PAA, nor any Person having “control” (as that term is defined in 12 U.S.C. § 375b(9) or in regulations promulgated pursuant thereto) of Borrower or PAA, is a “director” or an “executive officer” or “principal shareholder” (as those terms are defined in 12 U.S.C. § 375b(8) or (9) or in regulations promulgated pursuant thereto) of any Lender, of a bank holding company of which any Lender is a Subsidiary or of any Subsidiary of a bank holding company of which any Lender is a Subsidiary.
     Section 5.16. Solvency. Upon giving effect to the issuance of the Notes, the execution of the Loan Documents by Borrower or PAA and the consummation of the transactions contemplated hereby, (i) each of Borrower and PAA will be solvent (as such term is used in applicable bankruptcy, liquidation, receivership, insolvency or similar Laws), and the sum of each of Borrower’s and PAA’s absolute and contingent liabilities, including the Obligations or guarantees thereof, shall not exceed the fair market value of Borrower’s or PAA’s assets, respectively, and (ii) each of Borrower’s and PAA’s capital should be adequate for the businesses in which it is engaged and intends to be engaged. Neither Borrower nor PAA has incurred (whether under the Loan Documents or otherwise), and neither Borrower nor PAA intends to incur or reasonably foreseeably believes that it will incur, debts which will be beyond its ability to pay as such debts mature.
ARTICLE VI — Affirmative Covenants
     To conform with the terms and conditions under which each Lender is willing to have credit outstanding to Borrower, and to induce each Lender to enter into this Agreement and extend credit hereunder, Borrower covenants and agrees that until the full and final payment of the Obligations and the termination of this Agreement, unless Majority Lenders, or all Lenders as required under Section 10.1, have previously agreed otherwise:
     Section 6.1. Payment and Performance. Each of Borrower and PAA will pay all amounts due from it pursuant to the provisions of the Loan Documents to which it is a party in accordance with the terms thereof and will observe, perform and comply with every covenant, term and condition imposed on it pursuant to the provisions of such Loan Documents.
     Section 6.2. Books, Financial Statements and Reports. Borrower will at all times maintain full and accurate books of account and records. Borrower will maintain a standard system of accounting, will maintain its Fiscal Year, and will furnish the following statements and reports to each Lender at Borrower’s expense:
     (a) Promptly upon the filing thereof, and in any event within ninety (90) days after the end of each Fiscal Year: (i) a copy of PAA’s Form 10-K, which report shall include PAA’s complete Consolidated financial statements together with all notes thereto, prepared in reasonable detail in accordance with GAAP, together with an opinion, without material qualification, based on an audit using generally accepted auditing standards, by PricewaterhouseCoopers LLP, or other independent certified public accountants, stating that such Consolidated financial statements have been so prepared, and (ii) upon and following the termination or release of the PAA Guaranty, Borrower’s complete audited Consolidated financial statements, prepared in reasonable detail in accordance with GAAP. These financial statements shall contain a Consolidated balance sheet as of the end of such Fiscal Year and Consolidated statements of earnings for such Fiscal Year. Such Consolidated financial statements shall set forth in comparative form the corresponding figures for the preceding Fiscal Year.
     (b) Promptly upon the filing thereof, and in any event within sixty (60) days after the end of each of the first three Fiscal Quarters of each Fiscal Year: (i) a copy of PAA’s Form 10-Q, which report shall include PAA’s unaudited Consolidated balance sheet as of the end of such Fiscal Quarter and Consolidated statements of PAA’s earnings and cash flows for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, and (ii) upon and following the termination or release of the PAA Guaranty, Borrower’s unaudited Consolidated balance sheet as of the end of such. Fiscal Quarter and Consolidated statements of Borrower’s earnings and cash flows for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter. In addition Borrower will, together with each such set of financial statements and each set of financial statements furnished under subsection (a) of this section, furnish a copy of the certificate delivered to administrative agent and lenders under the PAA Credit Agreement pursuant to Section 6.2(b) thereof.
     (c) Prompt notice of any publicly announced change in PAA’s Debt Rating by either Standard & Poor’s or Moody’s.
     (d) On the fifteenth (15th) day of each month (or the next succeeding Business Day, if the 15th is not a Business Day), and together with each Borrowing Notice, a Summary Collateral Report (which, if delivered with a Borrowing Notice, shall include the Hedged Eligible Inventory and related Hedging Contracts and sale contracts requested to be financed thereby), substantially in the form of Exhibit G attached hereto, specifying (i) volumes of Financed Hedged Eligible Inventory, identified by type of Petroleum Product, to be subject to Cash and Carry Purchases or to be stored at or remain stored at Approved Locations, including hedged price, Hedged Value and Approved Locations where such Financed Hedged Eligible Inventory is to be delivered and/or stored, (ii) any corresponding Hedging Contracts (including Master ISDA Agreements, counterparties, confirmations thereunder) covering such Financed Hedged Eligible Inventory, with hedging account information with respect thereto, including volumes and pricing listed by counterparty, date and confirmation number, and (iii) any corresponding sale contracts (with purchaser, date, volumes, prices and such other identifying information as Administrative Agent may reasonably request) pursuant to which Borrower has contracted to sell such Financed Hedged Eligible Inventory, including specifying volumes, sale price and Sale Value.
Documents required to be delivered pursuant to Section 6.2(a)(i) or (b)(i) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which PAA posts such documents, or provides a link thereto, on PAA’s website on the Internet at the website address listed on Schedule 10.3, and notifies Administrative Agent of such posting or link.
     Section 6.3. Other Information and Inspections. In each case subject to the last sentence of this Section 6.3, each of Borrower and PAA will furnish to Administrative Agent any information which Administrative Agent or any Lender may from time to time reasonably request concerning any covenant, provision or condition of the Loan Documents or any matter in connection with Borrower’s businesses and operations. In each case subject to the last sentence of this Section 6.3, Borrower will permit representatives appointed by Administrative Agent (including independent accountants, auditors, agents, attorneys, appraisers and any other Persons), upon reasonable prior notice, to visit and inspect during normal business hours any of Borrower’s property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and each of Borrower and PAA shall permit Administrative Agent or its representatives to investigate and verify the accuracy of the information furnished to Administrative Agent or any Lender in connection with the Loan Documents and to discuss all such matters with its officers, employees and, upon reasonable prior notice to Borrower or PAA, as the case may be, its representatives. Each of the foregoing inspections and examinations shall be made subject to compliance with applicable safety standards and the same conditions applicable to Borrower in respect of property of Borrower on the premises of Persons other than Borrower or an Affiliate of Borrower, and all information, books and records furnished or requested to be made, all information to be investigated or verified and all discussion conducted with any officer, employee or representative of Borrower or PAA shall be subject to any applicable attorney-client privilege exceptions which Borrower or PAA determines is reasonably necessary and compliance with conditions to disclosures under non-disclosure agreements between Borrower or PAA and Persons other than Borrower, PAA or an Affiliate of Borrower or PAA and the express undertaking of each Person acting at the direction of or on behalf of any Lender Party to be bound by the confidentiality provisions of Section 10.6 of this Agreement.
     Each of Borrower and PAA acknowledges that (a) the Administrative Agent will make available to the Lenders and LC Issuer materials and/or information provided by or on behalf of Borrower or PAA hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Borrower, PAA or their respective securities) (each, a “Public Lender”). If Borrower or PAA clearly, conspicuously and prominently marks the front page of any Borrower Materials furnished by it with the term “PUBLIC”, then (x) each of Borrower and PAA shall be deemed to have authorized Administrative Agent, LC Issuer and Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to Borrower, PAA or their respective securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials so marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”
     Section 6.4. Notice of Material Events. Borrower will notify each Lender Party, not later than five (5) Business Days after any executive officer of Borrower has knowledge thereof, stating that such notice is being given pursuant to this Agreement, of:
     (a) the (i) occurrence of any Material Adverse Change or (ii) occurrence of any event or condition that is covered by any of Section 5.6 (next-to-last sentence), 5.7 (last sentence), 5.9, 5.10, 5.11 or 5.12 which would reasonable be expected to cause a Material Adverse Change,
     (b) the occurrence of any Default,
     (c) the acceleration of the maturity of any Indebtedness owed by Borrower or of any default by Borrower under any indenture, mortgage, agreement, contract or other instrument to which it is a party or by which it or any of its properties is bound, if such acceleration or default would reasonably be expected to cause a Material Adverse Change,
     (d) the occurrence of any Termination Event,

     (e) any claim under any Environmental Law adverse to Borrower or of potential liability with respect to such claim, or any other adverse claim asserted against Borrower or with respect to Borrower’s properties taken as a whole, in each case, which claim would reasonably be expected to cause a Material Adverse Change, and
     (f) the filing of any suit or proceeding, or the assertion in writing of a claim against Borrower or with respect to Borrower’s properties, which would reasonably be expected to cause a Material Adverse Change.
Upon the occurrence of any of the foregoing Borrower will take all necessary or appropriate steps to remedy promptly, if applicable, any such Material Adverse Change, Default, acceleration, default or Termination Event, to protect against any such adverse claim, to defend any such claim, suit or proceeding, and to resolve all controversies on account of any of the foregoing.
     Section 6.5. Maintenance of Existence, Qualifications and Assets. Borrower (i) will maintain and preserve its existence and its rights (including permits, licenses and other authorizations required under Environmental Laws) and franchises in full force and effect, (ii) will qualify to do business in all states or jurisdictions where required by applicable Law, and (iii) keep all Collateral and its other material assets that are useful in and necessary to its business in good working order and condition (ordinary wear and tear and obsoleteness excepted) except, in each case (a) where the failure so to maintain, preserve, qualify or keep would not be reasonably expected to cause a Material Adverse Change, (b) as permitted in Section 7.3 or as a result of statutory conversions or (c) as a result of a release permitted pursuant to Section 6.9. PAA will maintain and preserve its existence, except in each case (a) where the failure so to maintain or preserve would not be reasonably expected to cause a Material Adverse Change (as defined in the PAA Credit Agreement) or (b) as a result of statutory conversion. Borrower will also notify Administrative Agent in writing at least twenty Business Days prior to the date that Borrower changes its name or the location of its chief executive office or principal place of business or the place where it keeps its books and records concerning the Collateral, furnishing with such notice any necessary financing statement amendments or requesting Administrative Agent to prepare the same.
     Section 6.6. Payment of Taxes, etc. Borrower will (a) timely file all required tax returns (including any extensions), (b) timely pay all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property, and (c) maintain appropriate accruals and reserves for all of the foregoing as required by GAAP, except to the extent that (y) it is in good faith contesting the validity thereof by appropriate proceedings, if necessary, and has set aside on its books adequate reserves therefor which are required by GAAP or (z) such non-filing, non-payment or non-maintenance would not reasonably be expected to cause a Material Adverse Change.
     Section 6.7. Insurance. In accordance with industry standards, Borrower will keep insured (by responsible and reputable insurance companies or associations) or self-insured, at the option of Borrower, in such amounts and against such risks as are usually insured by Persons engaged in the same or similar businesses and owning similar properties. The insurance coverages and amounts will be reasonably determined by Borrower, based on coverages carried by prudent owners of similar property, and may be maintained by PAA.

     Section 6.8. Compliance with Agreements and Law. Borrower will strictly perform and comply with the terms of each contract for the sale of Hedged Eligible Inventory and will perform all other material obligations it is required to perform under the terms of each indenture, mortgage, deed of trust, security agreement, lease, franchise and other material agreement, contract or other instrument (including all contractual obligations and agreements with respect to environmental remediation or other environmental matters) to which it is a party or by which it or any of its properties is bound to the extent that non-performance therewith would not reasonably be expected to cause a Material Adverse Change. Borrower will conduct its business and affairs in compliance, in all material respects, with all Laws (including Environmental Laws) applicable thereto to the extent non-compliance therewith would not reasonably be expected to cause a Material Adverse Change or such requirement of Law is being contested in good faith or a bona fide dispute exists with respect thereto.
     Section 6.9. Agreement to Deliver Security Documents. Borrower will deliver, to further secure the Obligations whenever requested by Administrative Agent in its sole and absolute discretion, chattel mortgages, security agreements, financing statements and other Security Documents in form and substance satisfactory to Administrative Agent for the purpose of granting, confirming, and perfecting first and prior liens or security interests, subject to applicable Liens permitted pursuant to Section 7.1, in (i) all Financed Hedged Eligible Inventory, (ii) all Hedging Contracts covering Financed Hedged Eligible Inventory, (iii) all contracts for the sale of Financed Hedged Eligible Inventory and Accounts arising thereunder, and (iv) all proceeds of the foregoing.
     Section 6.10. Perfection and Protection of Security Interests and Liens. Borrower will from time to time deliver to Administrative Agent any financing statements, continuation statements, extension agreements and other documents, properly completed and executed (and acknowledged when required) by Borrower in form and substance satisfactory to Administrative Agent, which Administrative Agent requests for the purpose of perfecting, confirming, or protecting any Liens or other rights in Collateral securing any Obligations.
ARTICLE VII — Negative Covenants
     To conform with the terms and conditions under which each Lender is willing to have credit outstanding to Borrower, and to induce each Lender to enter into this Agreement and make the Loans, Borrower covenants and agrees that until the full and final payment of the Obligations and the termination of this Agreement, unless Majority Lenders, or all Lenders as required under Section 10.1, have previously agreed otherwise:
     Section 7.1. Limitation on Liens. Borrower will not create, assume or permit to exist:
     (i) any Lien upon any Collateral except (A) Liens created pursuant to the Security Documents, (B) Permitted Inventory Liens, (C) statutory Liens in respect of First Purchase Crude Payables, (D) Broker Liens on margin deposits with respect to Hedging Contracts, and (E) any other Liens expressly permitted to encumber such Collateral under any Security Document; or
     (ii) any Lien on any Petroleum Products commingled with Financed Hedged Eligible Inventory, or on any sales contracts (and Accounts therefrom and proceeds thereof) covering

Petroleum Products in addition to Financed Hedged Eligible Inventory, or with respect to any Hedging Contracts covering Financed Hedged Eligible Inventory, other than Broker Liens on margin deposits with respect thereto, unless such lien creditor has agreed in writing that Administrative Agent’s and Lenders’ rights with respect to such Petroleum Products, sales contracts, Hedging Contracts and collateral rights related thereto are first and prior to such lien creditor’s rights therein;
     Section 7.2. Limitation on Mergers. Except as expressly provided in this section, Borrower will not (a) merge or consolidate or amalgamate with any Person, or liquidate, wind up or dissolve or (b) sell, transfer, lease, exchange or otherwise dispose of, in one transaction or a series of related transactions, all or substantially all of its business or property, whether now owned or hereafter acquired, to any Person; provided, Borrower may merge into or consolidate or amalgamate with any Subsidiary of PAA; provided, Borrower is the surviving business entity and after giving effect thereto, no Default exists.
     Section 7.3. Limitation on Sales of Collateral. Borrower will not sell, transfer, lease, exchange, alienate or dispose of any Collateral except in the ordinary course of business on ordinary trade terms.
     Section 7.4. Limitation on New Businesses. Borrower will not materially or substantially engage directly or indirectly in any business or conduct any operations other than (i) marketing, gathering, transporting (by barge, pipeline, ship, truck or other modes of hydrocarbon transportation), terminalling, storing, producing, acquiring, developing, exploring for, exploiting, producing, processing, dehydrating and otherwise handling hydrocarbons, including, without limitation, constructing pipeline, platform, dehydration, processing and other energy-related facilities, (ii) any other business that generates gross income that constitutes “qualifying income” under Section 7704(d) of the Internal Revenue Code of 1986, as amended, or (iii) activities or services reasonably related or ancillary thereto including entering into hedging obligations to support those businesses. Borrower will enter into Hedging Contracts only in the ordinary course of its business, with the intent and for the purpose of mitigating and managing risks, consistent with past practices and in accordance with the policies described in PAA’s most-recently filed Annual Report on Form 10-K, and not for speculative purposes.
     Section 7.5. No Negative Pledges. Except as described in the Disclosure Schedule or pursuant to a Restriction Exception, the substance of which, in detail satisfactory to Administrative Agent, is promptly reported to Administrative Agent, Borrower will not, directly or indirectly, enter into, create, or consent to be bound to any contract or other consensual restriction that restricts the ability of Borrower to create or maintain Liens on its assets in favor of Administrative Agent, LC Issuer and Lenders to secure, in whole or part, the Obligations.
     Section 7.6. PAA Debt Coverage Ratio. At the end of any Fiscal Quarter, the PAA Debt Coverage Ratio will not be greater than the amount set forth below for the applicable time set forth below:

(i)	During an Acquisition Period
	(as defined in the PAA Credit Agreement):	5.50 to 1.0

(ii)	Other than an Acquisition Period:	4.75 to 1.0

ARTICLE VIII — Events of Default and Remedies
     Section 8.1. Events of Default. Each of the following events constitutes an Event of Default under this Agreement:
     (a) Borrower fails to pay the principal component of any Loan or any LC Borrowing when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise;
     (b) Either Borrower or PAA fails to pay any Obligation for which it is contractually liable (other than the Obligations in subsection (a) above) when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise, within three Business Days after the same becomes due;
     (c) Borrower fails to duly observe, perform or comply with any covenant, agreement or provision of Section 6.4 or Article VII;
     (d) Either Borrower or PAA fails (other than as referred to in subsections (a), (b) or (c) above) to duly observe, perform or comply with any of its obligations under any covenant, agreement, condition or provision of any Loan Document to which it is a party, and such failure remains unremedied for a period of thirty (30) days after notice of such failure is given by Administrative Agent to Borrower;
     (e) Any representation or warranty previously, presently or hereafter made in writing by or on behalf of Borrower or PAA in connection with any Loan Document to which it is a party shall prove to have been false or incorrect in any material respect on any date on or as of which made, or any Loan Document at any time ceases to be valid, binding and enforceable as warranted in Section 5.5 for any reason other than its release or subordination by Administrative Agent;
     (f) Borrower shall default in the payment when due of any principal of or interest on any of its other Indebtedness, or, as a result of an early termination event or similar event, on any net hedging obligations, in excess of $25,000,000 in the aggregate (other than such Indebtedness or hedging obligations the validity of which is being contested in good faith, by appropriate proceedings (if necessary) and for which adequate reserves with respect thereto are maintained on the books of Borrower as required by GAAP), or any event specified in any note, agreement, indenture or other document evidencing or relating to any such Indebtedness or hedging obligations shall occur for a period beyond the applicable grace, cure extension, forbearance or other similar period, if the effect of such event is to cause, or (with the giving of any notice or the lapse of time or both) to permit the holder or holders of such Indebtedness or hedging obligations (or a trustee or agent on behalf of such holder or holders) to cause, as applicable, such Indebtedness to become due, or to be prepaid in full (whether by redemption, purchase, offer to purchase or otherwise), prior to its stated maturity, or an early termination event or similar event to occur and Borrower’s related net hedging obligations in excess of $25,000,000 to become due and payable;

     (g) Either (i) any “accumulated funding deficiency” (as defined in Section 412(a) of the Code) in excess of $5,000,000 exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, or (ii) any Termination Event occurs with respect to any ERISA Plan and the then current value of such ERISA Plan’s benefit liabilities exceeds the then current value of such ERISA Plan’s assets available for the payment of such benefit liabilities by more than $5,000,000 (or in the case of a Termination Event involving the withdrawal of a substantial employer, the withdrawing employer’s proportionate share of such excess exceeds such amount);
     (h) Borrower, any Subsidiary of Borrower, Plains All American GP LLC, Plains AAP, L.P., PAA GP LLC, PAA, or any “significant subsidiary” of PAA, as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Exchange Act of 1934 and the Securities Act of 1933, each as amended:
     (i) has entered against it a judgment, decree or order for relief by a Governmental Authority of competent jurisdiction having jurisdiction over it in an involuntary proceeding commenced under any applicable bankruptcy, insolvency or other similar Law of any jurisdiction now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended, or has any such proceeding commenced against it, in each case, which remains undismissed for a period of sixty days; or
     (ii) commences a voluntary case under any applicable bankruptcy, insolvency or similar Law now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended; or applies for or consents to the entry of an order for relief in an involuntary case under any such Law; or makes a general assignment for the benefit of creditors; or is generally unable to pay (or admits in writing its inability to so pay) its debts as such debts become due; or takes corporate or other action to authorize any of the foregoing; or
     (iii) has entered against it the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of any Collateral or all or a substantial part of its assets in a proceeding brought against or initiated by it, and such appointment or taking possession is neither made ineffective nor discharged within sixty days after the making thereof, or such appointment or taking possession is at any time consented to, requested by, or acquiesced to by it;
     (i) Borrower:
     (i) has entered against it a final judgment for the payment of money in excess of $25,000,000 (in each case not covered by insurance satisfactory to Administrative Agent in its discretion), unless the same is stayed or discharged within thirty days after the date of entry thereof (or longer period for which a stay of enforcement is allowed by applicable Law) or an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained; or
     (ii) suffers a writ or warrant of attachment or any similar process to be issued by any Governmental Authority having jurisdiction over it against any Collateral or all or any substantial part of its assets, and such writ or warrant of attachment or any similar process is not stayed or released within sixty days after the entry or levy thereof (or longer period for which a stay of enforcement is allowed by applicable Law) or after any stay is vacated or set aside;
     (j) Any Change in Control occurs; or
     (k) Any “Event of Default” shall occur, as such term is used and defined in the PAA Credit Agreement.
Upon the occurrence of an Event of Default described in subsection (h)(i), (h)(ii) or (h)(iii) of this section: all Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower. Upon any such acceleration, any obligation of any Lender to make any further Loans and any obligation of LC Issuer to issue Letters of Credit hereunder shall be permanently terminated. During the continuance of any other Event of Default, Administrative Agent at any time and from time to time may (and upon written instructions from Majority Lenders, Administrative Agent shall), without notice to Borrower, do either or both of the following: (1) terminate or suspend any obligation of Lenders to make Loans hereunder and any obligation of LC Issuer to issue Letters of Credit hereunder, and (2) declare any or all of the Obligations immediately due and payable, and all such Obligations shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, protest, notice of protest, notice of intention to accelerate, declaration or notice of acceleration, or any other notice or declaration of any kind, all of which are hereby expressly waived by Borrower.
     Section 8.2. Remedies. If any Default shall occur and be continuing, each Lender Party may protect and enforce its rights under the Loan Documents by any appropriate proceedings, including proceedings for specific performance of any covenant or agreement contained in any Loan Document, and each Lender Party may enforce the payment of any Obligations due it or enforce any other legal or equitable right which it may have. All rights, remedies and powers conferred upon Lender Parties under the Loan Documents shall be deemed cumulative and not exclusive of any other rights, remedies or powers available under the Loan Documents or at Law or in equity.
     Section 8.3. Application of Proceeds of Sale of Collateral. Notwithstanding anything herein to the contrary, the proceeds of any sale of Collateral shall be applied:
     (a) first, to the payment of all necessary costs and expenses incident to such Collateral sale, including but not limited to all court costs and charges of every character in the event foreclosed by suit or any judicial proceeding,
     (b) then, to the Loans and LC Obligations (including specifically without limitation the principal and interest with respect thereto);
     (c) then, to all other outstanding Obligations, and

     (d) then, the remainder, if any, shall be paid to Borrower, or to Borrower’s heirs, devisees, representatives, successors or assigns, or such other persons as may be entitled thereto by law.
ARTICLE IX — Administrative Agent
     Section 9.1. Appointment and Authority. Each of the Lenders and the LC Issuer hereby irrevocably appoints Bank of America, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the LC Issuer, and neither Borrower nor any other Lender Party shall have rights as a third party beneficiary of any of such provisions (other than the right to reasonably approve a successor Administrative Agent under Section 9.6 or with respect to application of payments among Lenders as provided in Section 9.10).
     Section 9.2. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
     Section 9.3. Exculpatory Provisions. The Administrative Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent shall not:
     (a) be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
     (b) have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Majority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
     (c) except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

     Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Majority Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.1 and 8.2) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default unless and until notice describing such Default is given to Administrative Agent by Borrower, a Lender or LC Issuer.
     Administrative Agent shall not be responsible for nor have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     Section 9.4. Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or LC Issuer, Administrative Agent may presume that such condition is satisfactory to such Lender or LC Issuer unless Administrative Agent shall have received notice to the contrary from such Lender or LC Issuer prior to the making of such Loan or the issuance of such Letter of Credit. Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     Section 9.5. Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     Section 9.6. Resignation of Administrative Agent. Administrative Agent may at any time give notice of its resignation to the Lenders, LC Issuer and Borrower, which notice shall set forth the proposed date of resignation. Upon receipt of any such notice of resignation, the

Majority Lenders shall have the right to appoint a successor (subject to the approval of Borrower, unless a Default has occurred and is continuing, which approval will not be unreasonably withheld), which shall, with respect to the Administrative Agent, be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and LC Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and LC Issuer directly, until such time as the Majority Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.4 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.
     Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as LC Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring LC Issuer, (b) the retiring LC Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor LC Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring LC Issuer to effectively assume the obligations of the retiring LC Issuer with respect to such Letters of Credit.
     Section 9.7. Non-Reliance on Administrative Agent and Other Lenders. Each Lender and LC Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and LC Issuer also acknowledges that it will, independently and without reliance upon Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

     Section 9.8. No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of Administrative Agent, Syndication Agent or Documentation Agent shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as Administrative Agent, Syndication Agent or Documentation Agent, or as a Lender or an LC Issuer hereunder.
     Section 9.9. Indemnification. Each Lender agrees to indemnify Administrative Agent (to the extent not reimbursed by Borrower within ten (10) days after demand) from and against such Lender’s Percentage Share of any and all liabilities, obligations, claims, losses, damages, penalties, fines, actions, judgments, suits, settlements, costs, expenses or disbursements (including reasonable fees of attorneys, accountants, experts and advisors) of any kind or nature whatsoever (in this section collectively called “liabilities and costs”) which to any extent (in whole or in part) may be imposed on, incurred by, or asserted against Administrative Agent growing out of, resulting from or in any other way associated with the Loan Documents and the transactions and events (including the enforcement thereof) at any time associated therewith or contemplated therein and borrower’s use of loan proceeds (whether arising in contract or in tort or otherwise and including any violation or noncompliance with any Environmental Laws by any Person or any liabilities or duties of any Person with respect to Hazardous Materials found in or released into the environment).
     The foregoing indemnification shall apply whether or not such liabilities and costs are in any way or to any extent owed, in whole or in part, under any claim or theory of strict liability or caused, in whole or in part, by any negligent act or omission of any kind by Administrative Agent, provided only that no Lender shall be obligated under this section to indemnify Administrative Agent for that portion, if any, of any liabilities and costs which is proximately caused by Administrative Agent’s own individual gross negligence or willful misconduct, as determined in a final judgment. Cumulative of the foregoing, each Lender agrees to reimburse Administrative Agent promptly upon demand for such Lender’s Percentage Share of any costs and expenses to be paid to Administrative Agent by Borrower under Section 10.4(a) to the extent that Administrative Agent is not timely reimbursed for such expenses by such Persons as provided in such section. As used in this section the term “Administrative Agent” shall refer not only to the Persons designated as such in Section 1.1 but also to each director, officer, agent, attorney, employee, representative and Affiliate of such Person.
     Section 9.10. Sharing of Set-Offs and Other Payments. Each Lender Party agrees that if it shall, whether through the exercise of rights of banker’s lien, set off, or counterclaim against Borrower or otherwise, obtain payment of a portion of the aggregate Obligations owed to it which, taking into account all distributions made by Administrative Agent under Section 3.1, causes such Lender Party to have received more than it would have received had such payment been received by Administrative Agent and distributed pursuant to Section 3.1, then (a) it shall be deemed to have simultaneously purchased and shall be obligated to purchase interests in the Obligations as necessary to cause all Lender Parties to share all payments as provided for in Section 3.1, and (b) such other adjustments shall be made from time to time as shall be equitable to ensure that Administrative Agent and all Lender Parties share all payments of Obligations as provided in Section 3.1; provided, however, and for the avoidance of doubt, that nothing herein contained shall in any way affect the right of any Lender Party to obtain payment (whether by exercise of rights of banker’s lien, set-off or counterclaim or otherwise) of indebtedness other than the Obligations. Borrower expressly consents to the foregoing arrangements, subject to Section 10.11. If all or any part of any funds transferred pursuant to this section is thereafter recovered from the seller under this section which received the same, the purchase provided for in this section shall be deemed to have been rescinded to the extent of such recovery, together with interest, if any, if interest is required pursuant to the order of a Governmental Authority to be paid on account of the possession of such funds prior to such recovery.
     Section 9.11. Investments. Whenever Administrative Agent in good faith determines that it is uncertain about how to distribute to Lender Parties any funds which it has received, or whenever Administrative Agent in good faith determines that there is any dispute among Lender Parties about how such funds should be distributed, Administrative Agent may choose to defer distribution of the funds which are the subject of such uncertainty or dispute. If Administrative Agent in good faith believes that the uncertainty or dispute will not be promptly resolved, or if Administrative Agent is otherwise required to invest funds pending distribution to Lender Parties, Administrative Agent shall invest such funds pending distribution; all interest on any such Investment shall be distributed upon the distribution of such Investment and in the same proportion and to the same Persons as such Investment. All moneys received by Administrative Agent for distribution to Lender Parties (other than to the Person who is Administrative Agent in its separate capacity as a Lender Party) shall be held by Administrative Agent pending such distribution solely as Administrative Agent for such Lender Parties, and Administrative Agent shall have no equitable title to any portion thereof.
ARTICLE X — Miscellaneous
     Section 10.1. Waivers and Amendments; Acknowledgments.
     (a) Waivers and Amendments. No failure or delay (whether by course of conduct or otherwise) by any Lender in exercising any right, power or remedy which such Lender Party may have under any of the Loan Documents shall operate as a waiver thereof or of any other right, power or remedy, nor shall any single or partial exercise by any Lender Party of any such right, power or remedy preclude any other or further exercise thereof or of any other right, power or remedy. No waiver of any provision of any Loan Document and no consent to any departure therefrom shall ever be effective unless it is in writing and signed as provided below in this section, and then such waiver or consent shall be effective only in the specific instances and for the purposes for which given and to the extent specified in such writing. This Agreement and the other Loan Documents set forth the entire understanding between the parties hereto with respect to the transactions contemplated herein and therein and supersede all prior discussions and understandings with respect to the subject matter hereof and thereof, and no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by Borrower or PAA therefrom shall be effective unless in writing signed by the Majority Lenders, Borrower and PAA, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
          (i) waive any condition set forth in Section 4.1 without the written consent of each Lender (provided Administrative Agent may in its discretion withdraw any request it has made under Section 4.1(i) to the extent such request does not pertain to an item expressly covered by any other subsection of Section 4.1);

          (ii) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.1) without the written consent of such Lender;
          (iii) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;
          (iv) reduce the principal of, or the rate of interest specified herein on, any Loan or LC Borrowing, or (subject to clause (iii) of the proviso at the end of this Section 10.1) any fees or other amounts payable hereunder or under any other Loan Document, or change the manner of computation of any financial ratio (including any change in any applicable defined term) used in determining the Applicable Margin that would result in a reduction of any interest rate on any Loan or any fee payable hereunder without the written consent of each Lender directly affected thereby; provided, however, and for the avoidance of doubt, that only the consent of the Majority Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of Borrower to pay interest or Letter of Credit Fees at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or LC Borrowing or to reduce any fee payable hereunder;
          (v) change Section 9.10 or Section 8.2 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender; or
          (vi) change any provision of this Section or the definition of “Majority Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or
          (vii) except as expressly provided herein or in any other Loan Document, without the written consent of each Lender, release (A) Borrower from its obligation to pay such Lender’s Note or PAA from its obligations under the PAA Guaranty, (B) any Collateral or (C) Borrower from the negative pledge covenant set forth in Section 7.5 hereof.
and, provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by an LC Issuer in addition to the Lenders required above, affect the rights or duties of an LC Issuer under this Agreement or any LC Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, in addition to the Lenders required above, affect the rights or duties of Administrative Agent under this Agreement or any other Loan Document; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder or any other Loan Document, nor shall a Defaulting Lender’s vote or status as a Lender be required in determining majority, unanimity or other condition or effect of any vote, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

     (b) Acknowledgments and Admissions. Each of Borrower and PAA hereby represents, warrants, acknowledges and admits that (i) it has been advised by counsel in the negotiation, execution and delivery of the Loan Documents to which it is a party, (ii) no Lender Party has any fiduciary obligation toward Borrower or PAA with respect to any Loan Document or the transactions contemplated thereby, (iii) the relationship pursuant to the Loan Documents between Borrower and PAA, on one hand, and each Lender Party, on the other hand, is and shall be solely that of debtor and creditor, respectively, and (iv) no partnership or joint venture exists with respect to the Loan Documents between Borrower or PAA and any Lender Party.
     (c) Representation by Lenders. Each Lender hereby represents that it will acquire its Notes for its own account in the ordinary course of its commercial lending or investing business; however, the disposition of such Lender’s property shall at all times be and remain within its control and, in particular and without limitation, such Lender may sell or otherwise transfer its Note, any participation interest or other interest in its Note, or any of its other rights and obligations under the Loan Documents subject to compliance with Section 10.5 and applicable Law.
     (d) Joint Acknowledgment. This written Agreement and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties.
     There are no unwritten oral agreements between the parties.
     Section 10.2. Survival of Representations, Warranties and Agreements; Cumulative Nature. Each of Borrower’s and PAA’s various representations, warranties, covenants and agreements in the Loan Documents shall survive the execution and delivery of this Agreement and the other Loan Documents and the performance hereof and thereof, including the making or granting of the Loans and the delivery of the Notes and the other Loan Documents, and shall further survive until all of the Obligations are paid in full to each Lender Party and all of Lender Parties’ obligations to Borrower are terminated. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by Administrative Agent or any Lender or on their behalf and notwithstanding that Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any credit extension hereunder. The rights, powers, and privileges granted to Lender Parties in the Loan Documents, are cumulative, and, except for expressly specified waivers and consents, no Loan Document shall be construed in the context of another to diminish, nullify, or otherwise reduce the benefit to any Lender Party of any such right, power or privilege.
     Section 10.3. Notices; Effectiveness; Electronic Communications.
     (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone or otherwise (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or other electronic transmission as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
          (i) if to Borrower, PAA, Administrative Agent or LC Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.3; and
          (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire if it has been delivered to the party sending such notice or communication; otherwise to such address reasonably believed to be correct by the sending party.
     Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when received (except that, if not given during normal business hours for the recipient, shall be deemed to have been received at the opening of business on the next business day for the recipient), with confirmation of the transmittal of any such telecopied notice evidencing receipt thereof. Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
     (b) Electronic Communications. Notices and other communications to the Lenders and LC Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or LC Issuer pursuant to Article II if such Lender or LC Issuer, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. Administrative Agent, Borrower or PAA may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
     Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
     (c) Change of Address, Etc. Borrower, PAA, Administrative Agent and LC Issuer may change its address, telecopier, e-mail address or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier, e-mail address or telephone number for notices and other communications hereunder by notice to the Borrower, Administrative Agent and LC Issuer.

     (d) Reliance by Administrative Agent, LC Issuer and Lenders. The Lender Parties shall be entitled to rely and act upon any notices each of them reasonably believes is purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify the Lender Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice it reasonably believes is purportedly given by or on behalf of Borrower, as provided in Section 10.4(b). All telephonic notices to and other telephonic communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording.
     Section 10.4. Expenses; Indemnity; Damage Waiver.
     (a) Payment of Expenses. Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by Administrative Agent and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the LC Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by Administrative Agent, any Lender or LC Issuer (including the fees, charges and disbursements of any counsel for Administrative Agent, any Lender or LC Issuer and all fees and time charges for attorneys who may be employees of Administrative Agent or LC Issuer), in connection with the enforcement or protection of its rights under this Agreement and the other Loan Documents, including its rights under this Section and out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.
     (b) Indemnity. Borrower agrees to indemnify each Lender Party from and against any and all liabilities, obligations, claims, losses, damages, penalties, fines, actions, judgments, suits, settlements, costs, expenses or disbursements (including reasonable fees of attorneys, accountants, experts and advisors) of any kind or nature whatsoever (in this section collectively called “liabilities and costs”) which to any extent (in whole or in part) may be imposed on, incurred by, or asserted against such Lender Party growing out of, resulting from or in any other way associated with the Loan Documents and the transactions and events (including the enforcement or defense thereof) at any time associated therewith or contemplated therein and Borrower’s use of Loan proceeds (whether arising in contract or in tort or otherwise and including any violation or noncompliance with any Environmental Laws by any Lender Party or any other Person or any liabilities or duties of any Lender Party or any other Person with respect to Hazardous Materials found in or released into the environment). In the case of an investigation, litigation or proceeding to which the indemnity in this Section 10.4 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by Borrower and/or PAA, any of its equity holders, Affiliates or creditors or a Lender Party or any third party and whether or not a Lender Party is otherwise a party thereto.
     The foregoing indemnification shall apply whether or not such liabilities and costs are in any way or to any extent owed, in whole or in part, under any claim or theory of strict liability or caused, in whole or in part, by any negligent act or omission of any kind by any Lender Party, provided only that no Lender Party shall be entitled under this section to receive indemnification for that portion, if any, of any liabilities and costs which (i) is proximately caused by its own (A) individual gross negligence or willful misconduct, as determined in a final judgment, or (B) material breach of any of its obligations hereunder or under any other Loan Documents, as determined in a final judgment or (ii) arises by reason of a claim (A) by any one or more Lender Parties against any one or more other Lender Parties or (B) by an equity-interest owner of any Lender Party against any one or more Lender Parties, so long as in either such case, such claim is not proximately caused solely by the breach hereunder or under any other Loan Document by Borrower, PAA or their Affiliates. If any Person (including Borrower, PAA or any of their Affiliates) ever alleges gross negligence or willful misconduct pursuant to the preceding clause (i)(A) (but, for the avoidance of doubt, not with respect to an allegation of a material breach pursuant to the preceding clause (i)(B)) by any Lender Party, the indemnification provided for in this section shall nonetheless be paid upon demand, subject to later adjustment or reimbursement, until such time as a court of competent jurisdiction enters a final judgment as to the extent and effect of the alleged gross negligence or willful misconduct. As used in this section the term “Lender Party” shall refer not only to each Person designated as such in Section 1.1 but also to each director, officer, trustee, agent, attorney, employee, representative and Affiliate of such Persons. So long as no Default has occurred and is continuing and Borrower is financially solvent, no Lender Party may settle any claim to be indemnified without the consent of Borrower, such consent not to be unreasonably withheld; provided that Borrower may not reasonably withhold consent to any settlement that a Lender Party proposes, if Borrower does not have the financial ability to pay all its obligations outstanding and asserted against Borrower at that time, including the maximum potential claims against the Lender Party to be indemnified pursuant to this Section 10.4.
     (c) Reimbursement by Lenders. To the extent that any amounts required to be paid to Administrative Agent, LC Issuer or any Related Party of any of the foregoing pursuant to subsection (a) or (b) of this Section 10.4 are not indefeasibly paid, each Lender severally agrees to pay to Administrative Agent, LC Issuer or such Related Party, as the case may be, such Lender’s Percentage Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against Administrative Agent, or LC Issuer in its capacity as such, or against any such Related Party of any of the foregoing acting for Administrative Agent or LC Issuer in connection with such capacity. The obligations of the Lenders under this subsection (c) shall be several, as provided in the next to last sentence of Section 2.3 with respect to the several obligations of Lenders to make Loans.
     (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, no party hereto or Related Party of any party hereto shall assert, and hereby waives, any claim against each other party hereto and its Related Parties (including, as applicable, each indemnitee referred to in subsection (b) above), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than as a result of such indemnitee’s gross negligence, willful misconduct or material breach of any of its obligations under any Loan Document.
     (e) Interest. Borrower hereby promises to each Lender Party interest at the Default Rate on all obligations to pay fees or to reimburse or indemnify any Lender Party which Borrower has promised to pay to such Lender Party pursuant to this Section 10.4 and which are not paid when due. Such interest shall accrue from the date such Obligations become due until they are paid.
     (f) Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor and Borrower’s receipt of reasonably detailed invoices or statements related thereto.
     (g) Survival. The agreements in this Section shall survive the resignation of Administrative Agent and the LC Issuer, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations.
     Section 10.5. Successors and Assigns.
     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor PAA may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Affiliates of the Administrative Agent, the LC Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in LC Obligations) at the time owing to it); provided that:
     (i) except (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitments, if any, and the Loans at the time owing to it, or (B) in the case of an assignment to a Lender and the assigning Lender retains a Commitment of at least $5,000,000, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000, unless the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);
          (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned;
          (iii) any assignment of a Commitment must be approved by the Administrative Agent and LC Issuer unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and
          (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee payable by such assignor Lender (and not at Borrower’s expense) of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.2, 3.3, 3.7 and 3.8 and Section 10.4 with respect to facts and circumstances occurring prior to the effective date of such assignment. Upon request, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender against receipt by Borrower of the canceled original Note of the assignor, if its entire Commitment was assigned, or evidence that such assignor’s Note is marked to reflect its reduction.. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
     Each Eligible Assignee of a US Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for Federal income tax purposes, must (to the extent it has not already done so) provide Administrative Agent and Borrower with the “Prescribed Forms” referred to in Section 3.7(d).
     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at its Applicable Lending Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the

Lenders, and the Commitments of, and the principal amounts of the Loans and LC Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and Borrower, Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof, and its correspondingly recorded Commitment, as a Lender hereunder owning such Commitment for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and the LC Issuer at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time (i) requested by the Borrower or (ii) that a request for a consent for a material or substantive change to the Loan Documents is pending, the Borrower or any Lender wishing to consult with other Lenders in connection therewith, as applicable, may request and receive from the Administrative Agent a copy of the Register.
     (d) Participations. Any Lender may at any time, without the consent of, or notice to, Borrower or Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of the Obligations owing to such Lender and such Lender’s rights related thereto and such Lender’s obligations under this Agreement (including all or a portion of its Commitment and/or the Obligations (including such Lender’s participations in LC Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the LC Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 10.1 that directly affects such Participant. Subject to subsection (e) of this Section, Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.2, 3.3, 3.7 and 3.8 and the obligations imposed by such Sections, and shall be subject to replacement pursuant to Section 3.8, to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender, provided such Participant agrees to be subject to Section 9.10 as though it were a Lender.
     (e) Limitation upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 3.2 through 3.8 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent, which consent sets forth an express waiver of the limitation on Sections 3.2 through 3.8 which are set forth in this subsection.
     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a

Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute (or, except as to the Federal Reserve Bank, permit the substitution of) any such pledgee or assignee for such Lender as a party hereto, and all costs, fees and expenses related to any such pledge shall be for the sole account of such Lender.
     (g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
     (h) Resignation as LC Issuer after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitments and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to Borrower and the Lenders, resign as LC Issuer. In the event of any such resignation as LC Issuer, the Borrower shall be entitled to appoint from among the Lenders successor LC Issuers hereunder; provided, however, that no failure by Borrower to appoint any such successor shall affect the resignation of Bank of America as LC Issuer. If Bank of America resigns as LC Issuer, it shall retain all the rights and obligations of the LC Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as LC Issuer and all LC Obligations with respect thereto (including the right to require the Lenders to make Base Rate Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.10(c)).
     (i) Lost Notes. Upon receipt of an affidavit reasonably satisfactory to Borrower of an officer of any Lender as to the loss, theft, destruction or mutilation of its Note which is not of public record, and, in the case of any such loss, theft, destruction or mutilation, upon cancellation of such Note, Borrower will execute and deliver, in lieu thereof, a replacement Note in the principal amount of such Lender’s then Commitment, or if no Commitment is in effect, the outstanding principal amount owed to such Lender and otherwise of like tenor.
     Section 10.6. Treatment of Certain Information; Confidentiality. Each of the Administrative Agent, the Lenders and the LC Issuer (for itself and each of its Affiliates, and its and their Related Parties) agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and will agree to maintain such confidences), (b) to the extent requested or required by applicable laws or regulations or by any subpoena or similar legal process, (c) subject to this Section 10.6, to any other party hereto, (d) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or in connection with any Default or anticipated Default, the enforcement of rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to, and requested by, Borrower and its obligations, (f) with the consent of the Borrower, or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section, or becomes available to Administrative Agent, any Lender, LC Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.
     For purposes of this Section, “Information” means all information received from the Borrower, PAA or any Subsidiary relating to Borrower, PAA or any Subsidiary, or any Affiliate of any of them, or any of their respective businesses, other than any such information that is available to Administrative Agent, any Lender or the LC Issuer on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary, provided that, in the case of information received from the Borrowers or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     Section 10.7. Governing Law; Submission to Process. Except to the extent that the Law of another jurisdiction is expressly elected in a Loan Document, the Loan Documents shall be deemed contracts and instruments made under the Laws of the State of New York and shall be construed and enforced in accordance with and governed by the Laws of the State of New York and the Laws of the United States of America, without regard to principles of conflicts of law. Each of Borrower and PAA hereby agrees that any legal action or proceeding against Borrower and/or PAA with respect to this Agreement, the Notes or any of the Loan Documents may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York as Lender Parties may elect, and, by execution and delivery hereof, each of Borrower and PAA accepts and consents for itself and in respect to its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. Each of Borrower and PAA agrees that Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York shall apply to the Loan Documents and waives any right to stay or to dismiss any action or proceeding brought before said courts on the basis of forum non conveniens. In furtherance of the foregoing, each of Borrower and PAA hereby irrevocably designates and appoints Corporation Service Company, 80 State Street, Albany, New York 12207, as agent of each of Borrower and PAA to receive service of all process brought against Borrower or PAA with respect to any such proceeding in any such court in New York, such service being hereby acknowledged by each of Borrower and PAA to be effective and binding service in every respect. Copies of any such process so served shall also, if permitted by Law, be sent by registered mail to Borrower or PAA at its address set forth below, but the failure of Borrower or PAA to receive such copies shall not affect in any way the service of such process as aforesaid. Each of Borrower and PAA shall furnish to Lender Parties a consent of Corporation Service Company agreeing to act hereunder prior to the effective date of this agreement. Nothing herein shall affect the right of Lender Parties to serve process in any other manner permitted by Law or shall limit the right of Lender Parties to bring proceedings against Borrower or PAA in the courts of any other jurisdiction. If for any reason Corporation Service Company shall resign or otherwise cease to act as Borrower’s or PAA’s agent, each of Borrower and PAA hereby irrevocably agrees to (a) immediately designate and appoint a new agent acceptable to Administrative Agent to serve in such capacity and, in such event, such new agent shall be deemed to be substituted for Corporation Service Company for all purposes hereof and (b) promptly deliver to Administrative Agent the written consent (in form and substance satisfactory to Administrative Agent) of such new agent agreeing to serve in such capacity.
     Section 10.8. Limitation on Interest. Lender Parties, Borrower, PAA and any other parties to the Loan Documents intend to contract in strict compliance with applicable usury Law from time to time in effect. In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be contracted for, charged, or received by applicable Law from time to time in effect. Neither Borrower, PAA nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Obligation shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully contracted for, charged, or received under applicable Law from time to time in effect, and the provisions of this section shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith. Lender Parties expressly disavow any intention to contract for, charge, or receive excessive unearned interest or finance charges in the event the maturity of any Obligation is accelerated. If (a) the maturity of any Obligation is accelerated for any reason, (b) any Obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (c) any Lender or any other holder of any or all of the Obligations shall otherwise collect moneys which are determined to constitute interest which would otherwise increase the interest on any or all of the Obligations to an amount in excess of that permitted to be contracted for, charged or received by applicable Law then in effect, then all sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Obligations or, at such Lender’s or holder’s option, promptly returned to Borrower or other payor thereof upon such determination. In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the maximum amount permitted under applicable Law, Lender Parties, Borrower and PAA (and any other payors thereof) shall to the greatest extent permitted under applicable Law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the instruments evidencing the Obligations in accordance with the amounts outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under applicable Law in order to lawfully charge the maximum amount of interest permitted under applicable Law. In the event applicable Law provides for an interest ceiling under Chapter 303 of the Texas Finance Code (the “Texas Finance Code”) as amended, to the extent that the Texas Finance Code is mandatorily applicable to any Lender, for that day, the ceiling shall be the “weekly ceiling” as defined in the Texas Finance Code, provided that if any applicable Law permits greater interest, the Law permitting the greatest interest shall apply. In no event shall

Chapter 346 of the Texas Finance Code apply to this Agreement or any other Loan Document, or any transactions or loan arrangement provided or contemplated hereby or thereby.
     Section 10.9. Right of Offset. At any time and from time to time during the continuance of any Event of Default, each Lender is hereby authorized to offset against the Obligations then due and payable (without notice to Borrower or PAA), (a) any and all moneys, securities or other property (and the proceeds therefrom) of Borrower or PAA or hereafter held or received by or in transit to any Lender from or for the account of Borrower or PAA, whether for safekeeping, custody, pledge, transmission, collection or otherwise, (b) any and all deposits (general or special, time or demand, provisional or final) of Borrower or PAA with any Lender, and (c) any other credits and claims of Borrower or PAA at any time existing against any Lender, including claims under certificates of deposit.
     Section 10.10. Termination; Limited Survival; Payments Set Aside. In its sole and absolute discretion Borrower may at any time that no Obligations are owing or outstanding elect in a written notice delivered to Administrative Agent to terminate this Agreement. Upon receipt by Administrative Agent of such a notice, if no Obligations are then owing or outstanding this Agreement and all other Loan Documents shall thereupon be terminated and the parties thereto released from all prospective obligations thereunder. Notwithstanding the foregoing or anything herein to the contrary, any waivers or admissions made by Borrower or PAA in any Loan Document, any Obligations under Sections 3.2 through 3.7, and any obligations which any Person may have to indemnify or compensate any Lender Party shall survive any termination of this Agreement or any other Loan Document. At the request and expense of Borrower, Administrative Agent shall prepare and execute all necessary instruments to reflect and effect such termination of the Loan Documents. Administrative Agent is hereby authorized to execute all such instruments on behalf of all Lenders, without the joinder of or further action by any Lender.
     To the extent that any payment by or on behalf of Borrower or PAA is made to Administrative Agent, the LC Issuer or any Lender, or Administrative Agent, the LC Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent, the LC Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any debtor relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the LC Issuer severally agrees to pay to Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the LC Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.
     Section 10.11. Severability. If any term or provision of any Loan Document shall be determined to be illegal or unenforceable all other terms and provisions of the Loan Documents shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable Law.
     Section 10.12. Counterparts. This Agreement may be separately executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to constitute one and the same Agreement.
     Section 10.13. Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     Section 10.14. USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower and Parent that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law November 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and Parent, which information includes the name and address of Borrower and Parent and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower and Parent in accordance with the Act. Borrower shall, promptly following a request by Administrative Agent or any Lender, provide all documentation and other information that Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
     Section 10.15. Restated Credit Facility. In connection with the amendment and restatement of the Existing Agreement pursuant hereto, Borrower, Administrative Agent and Lenders shall as of the Closing Date make adjustments to the outstanding principal amount of “Loans” under the Existing Agreement (as such term is defined therein) (but not any interest accrued thereon prior to the Closing Date), including the borrowing of additional Loans hereunder and the repayment of Loans plus all applicable accrued interest, fees and expenses as shall be necessary to provide for Loans by each Lender in the amount of its Percentage Share of all Loans as of the Closing Date, but in no event shall such adjustment of any Eurodollar Loans (i) constitute a payment or prepayment of all or a portion of any Eurodollar Loans or (ii) entitle any Lender to any reimbursement under Section 3.7 hereof, and each Lender shall be deemed to have made an assignment of its outstanding Loans under the Existing Agreement, and assumed outstanding Loans of other Lenders under the Existing Agreement as may be necessary to effect the foregoing. Borrower states and acknowledges that this Agreement is entered into by it in amendment and restatement of the Existing Agreement. Borrower further states, acknowledges and agrees that the preceding sentence does not and shall not alter or otherwise modify in any regard, directly or indirectly, expressly or impliedly or otherwise, the terms, provisions and conditions expressly set forth in, and contemplated by, this Agreement, or the transactions contemplated hereby, which in each case shall be governed solely by the terms, provisions and conditions of this Agreement and the other Loan Documents without regard to this Section 10.15.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

     IN WITNESS WHEREOF, this Agreement is executed as of the date first written above.

Borrower:	PLAINS MARKETING, L.P.

	By:	PLAINS MARKETING GP INC.,
its general partner

	By:	/s/ Charles Kingswell-Smith

Name: Charles Kingswell-Smith
Title: Vice President and Treasurer

Address for Borrower:

333 Clay Street, Suite 1600
Houston, Texas 77002
Attention: Charles Kingswell-Smith
Telephone: (713) 993-5318
Fax: (713) 646-4572

PAA Website: www.paalp.com

BANK OF AMERICA, N.A., Administrative Agent
By:	/s/ Bridgett J. Manduk
	Name:	Bridgett J. Manduk
	Title:	Assistant Vice President

BANK OF AMERICA, N.A., LC Issuer and a Lender
By:	/s/ Christen A. Lacey
Christen A. Lacey, Principal

FORTIS CAPITAL CORP., as Documentation Agent and a Lender
By:	/s/ Chad Clark
	Name:	Chad Clark
	Title:	Director

By:	/s/ Suzanne Durney
	Name:	Suzanne Durney
	Title:	Director

BNP PARIBAS, as Syndication Agent and a Lender
By:	/s/ Edward K. Chin
	Name:	Edward K. Chin
	Title:	Managing Director

By:	/s/ Jordan Nenoff
	Name:	Jordan Nenoff
	Title:	Director

SOCIETE GENERALE, Lender
By:	/s/ Chung-Taek Oh
	Name:	Chung-Taek Oh
	Title:	Vice President

By:	/s/ Barbara Paulsen
	Name:	Barbara Paulsen
	Title:	Managing Director

JPMORGAN CHASE BANK, N.A., Lender
By:	/s/ Cristiana Freeman
	Name:	Cristiana Freeman
	Title:	Vice President

WELLS FARGO BANK, N.A., Lender
By:	/s/ Terence D’Souza
	Name:	Terence D’Souza
	Title:	Vice President

DNB NOR BANK ASA, Lender
By:	/s/ Philip F. Kurpiewski
	Name: Title:	Philip F. Kurpiewski Senior Vice President

By:	/s/ Thomas Tangen
	Name:	Thomas Tangen
	Title:	First Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION, Lender
By:	/s/ Shawn Young
	Name:	Shawn Young
	Title:	Director

UBS LOAN FINANCE LLC, Lender
By:	/s/ Richard L. Tavrow
	Name:	Richard L. Tavrow
	Title:	Director, Banking Products Services, US

By:	/s/ Irja R. Otsa
	Name:	Irja R. Otsa
	Title:	Associate Director, Banking Products Services, US

SCHEDULE I
COMMITMENT FEES AND APPLICABLE MARGIN

		Applicable Margin
Applicable	Applicable Margin	Eurodollar Loans	Commitment
Rating Level	Base Rate Loans	and LC Fee Rate	Fee
Level I	0.500%	1.250%	0.150%
Level II	0.750%	1.500%	0.175%
Level III	1.000%	1.750%	0.200%
Level IV	1.500%	2.250%	0.250%
Level V	2.000%	2.750%	0.300%